As filed with the Securities and Exchange Commission on June 18, 2014

Registration No. 333-196582

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Revance Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0551645
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7555 Gateway Boulevard

Newark, California 94560

(510) 742-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Daniel Browne

President and Chief Executive Officer

Revance Therapeutics, Inc.

7555 Gateway Boulevard

Newark, California 94560

(510) 742-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark B. Weeks Gordon K. Ho Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	L. Daniel Browne President and Chief Executive Officer Revance Therapeutics, Inc. 7555 Gateway Boulevard Newark, California 94560 (510) 742-3400	Bruce K. Dallas Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	4,600,000	$29.054	$133,648,400	$17,214

(1)	Includes additional shares that the underwriters have the option to purchase pursuant to their option to purchase additional shares.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended, and is based upon the average of the high and low sales prices of the registrant’s common stock as reported on the NASDAQ Global Market on June 17, 2014.
(3)	$13,165 was previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 18, 2014

PRELIMINARY PROSPECTUS

4,000,000 Shares

Revance Therapeutics, Inc.

Common Stock

We are offering 4,000,000 shares of our common stock. We have granted the underwriters an option for a period of 30 days to purchase an additional 600,000 shares of our common stock. Our common stock is listed on The NASDAQ Global Market under the symbol “RVNC.” On June 17, 2014, the last reported sale price of our common stock on The NASDAQ Global Market was $30.00 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 13.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Revance (before expenses)	$	$

(1)	See “Underwriting” for additional disclosure regarding underwriting commissions and expenses.

The underwriters expect to deliver the shares to purchasers on or about                , 2014, through the book-entry facilities of The Depository Trust Company.

Cowen and Company	Piper Jaffray
BMO Capital Markets	William Blair

The date of this prospectus is                 , 2014.

We have not, and the underwriters have not, authorized anyone to provide you with information different than that contained or incorporated by reference in this prospectus or any free writing prospectus that we have authorized for use in connection with this offering. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the documents incorporated by reference in this prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference in this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the underwriters have done anything that would permit this offering, or possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States. Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully the more detailed information in this prospectus, including the factors described under the heading “Risk Factors” in this prospectus beginning on page 13 and the financial and other information included and incorporated by reference in this prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision. Unless the context otherwise requires, we use the terms “Revance,” “company,” “we,” “us” and “our” in this prospectus to refer to Revance Therapeutics, Inc. and, where appropriate, our consolidated subsidiary.

Our Company

We are a clinical stage specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic applications. Our objective is to become a leading commercial dermatology company by leveraging our patented TransMTS® peptide technology across our proprietary portfolio of botulinum toxin formulations to address unmet needs in the multi-billion dollar, and growing, global botulinum toxin market. We have worldwide rights to our proprietary TransMTS technology, which is a broad platform that enables both delivery of large macromolecules across skin and more targeted delivery of botulinum toxin when injected.

Our lead product candidate, RT001, is a topical formulation of botulinum toxin type A, which we believe has the potential to be the first approved non-injectable botulinum toxin product. We believe RT001 has significant advantages over existing injectable products and could significantly expand the botulinum toxin market beyond existing users. Our second product candidate, RT002, is a novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products. Both of our product candidates combine our purified botulinum toxin with our proprietary TransMTS® peptide technology. We own the worldwide rights to both of our product candidates.

Our initial focus is in aesthetics and therapeutic dermatology market, which is today, and which we believe in the future will remain, the largest single addressable market for botulinum toxin products. The worldwide botulinum toxin market for cosmetic and therapeutic applications has grown at a compound annual growth rate of approximately 11% from 2004 to 2012, and is projected to be approximately $4.3 billion by 2018, according to the market research firm Global Industry Analysts, Inc., or GIA. We believe the aesthetics and therapeutic dermatology market is ideally suited for multiple dose forms of botulinum toxin because different indications are best served by different delivery methods. For example, topical formulations are better suited than injectable formulations for treatment of superficial muscle groups, such as those responsible for lateral canthal lines, the wrinkles around the eyes which are commonly referred to as crow’s feet lines, and injectable formulations are more appropriate for treatment of deeper muscles, such as those in glabellar area responsible for frown lines.

We are evaluating RT001 in a broad clinical program that includes aesthetic indications such as crow’s feet lines, and therapeutic indications such as hyperhidrosis, or excessive sweating, chronic migraine headache and allergic rhinitis, or inflammation of the mucous membrane inside the nose. RT001 has the potential to be the first approved non-injectable botulinum toxin product. RT001’s primary advantages include painless topical administration, ease of use and limited dependence on administration technique by physicians and medical staff. These advantages should improve the experience of patients undergoing botulinum toxin procedures and make RT001 more suitable for many more indications than currently approved injectable botulinum toxin products.

We are in a Phase 3 clinical development program of RT001 in North America for the treatment of crow’s feet lines, and we plan to initiate and complete an additional Phase 3 clinical trial in Europe and a second Phase 3 clinical trial in the United States in 2015. We recently initiated an open label Phase 3 safety clinical trial for RT001. We expect to receive primary efficacy data from the first of our pivotal Phase 3 clinical trials of RT001 late in the second half of 2014. We plan to complete the Phase 3 program for the treatment of crow’s feet lines and file for regulatory approvals in the United States and Europe in the second half of 2016. To date, we have conducted fourteen clinical trials for RT001, with a total of over 1,400 subjects, for the treatment of crow’s feet lines.

We are also developing RT001 for therapeutic applications where botulinum toxin has shown efficacy and that are particularly well suited for needle-free treatments. We have successfully completed initial Phase 2 clinical trials for the treatment of primary axillary, or underarm, hyperhidrosis, and for the prevention of migraine headache. We expect to initiate additional clinical trials for the development of RT001 for these and other indications.

We are developing RT002, our injectable formulation of botulinum toxin type A, for indications where deeper delivery of the botulinum toxin is required and a longer lasting effect is desired. Our RT002 clinical program includes aesthetic indications such as glabellar lines, or the vertical lines between the eyebrows and above the nose, and potential therapeutic indications such as blepharospasm, or uncontrolled blinking of the eye. We believe RT002 can provide more targeted delivery of botulinum toxin to intended treatment sites while reducing the unwanted spread of botulinum toxin to adjacent areas. We believe, and our preclinical and clinical studies indicate, that targeted delivery permits safe administration of higher targeted doses of botulinum toxin and can result in a longer lasting effect.

Our Product Candidates

We plan to develop RT001 and RT002 for multiple aesthetic and therapeutic applications. The table below summarizes the phases of development for the indications we are currently pursuing for our two product candidates:

RT001 — Our Topical Formulation of Botulinum Toxin

RT001, our lead product candidate, is a topical gel formulation of botulinum toxin type A in a proprietary single-use administration apparatus. RT001 is applied to the skin and uses our proprietary TransMTS® peptide technology to enable delivery of botulinum toxin across the skin, eliminating the need for injections. Our initial focus is to develop and commercialize RT001 for indications where topical application provides a meaningful advantage over injectable administration. In our Phase 2 clinical trials, RT001 has demonstrated a statistically significant and clinically meaningful reduction in crow’s feet lines that is visible to both physicians and patients. These and other studies have also indicated that RT001 is well tolerated with no serious adverse events related to study drug or study treatment procedures or other safety concerns.

RT002 — Our Injectable Formulation of Botulinum Toxin

RT002 is a new injectable botulinum toxin option that is designed to offer more targeted delivery of botulinum toxin to intended treatment sites while reducing the spread beyond the site of local injection. We have completed pre-clinical studies and an initial Phase 1/2 open label clinical trial of RT002 for the treatment of glabellar lines. Data from these studies indicated that RT002 has the potential to significantly increase duration of effect of botulinum toxin. Preclinical studies, which involved higher, more targeted doses of injectable botulinum toxin compared to a commercially available botulinum toxin product, demonstrated an increase in duration of effect ranging from 50-100% depending on the intended result and also indicated less unwanted spread of botulinum toxin. Our Phase 1/2 study indicated a median duration of effect of 7.3 months, which aligns with the data from our preclinical studies.

Based upon the data analyzed, we plan to further develop RT002 for the treatment of glabellar lines by initiating an active comparative Phase 2 clinical trial against a commercially available botulinum. Results of this study are expected in 2015. In addition, we plan to study RT002 in therapeutic indications already approved for botulinum toxin, such as blepharospasm, or uncontrolled blinking of the eye, an indication that requires deeper delivery of the botulinum toxin.

The Opportunity for Botulinum Toxins for Aesthetic Indication

Today’s culture places significant value on physical appearance, leading to widespread adoption of anti-aging and aesthetic treatments. The aesthetic market has grown dramatically in the United States, driven by a large population of consumers who are looking to delay signs of aging and improve general appearance. In 2013, consumers spent $12.3 billion on 11.4 million physician-administered surgical and non-surgical aesthetic procedures in the United States, according to American Society for Aesthetic Plastic Surgery annual statistics. A strong consumer preference for non-surgical options and the increasing availability of effective alternatives have prompted adoption of non-surgical aesthetic procedures by a broader patient population. These trends have made non-surgical procedures the primary driver of growth in the aesthetic medicine market, accounting for 83.5% of the total number of procedures performed in 2013.

Injectable botulinum toxin treatments are the single largest cosmetic procedure in the United States and the rest of the world. According to GlobalData, in 2012 clinicians spent an estimated $1.3 billion globally on injectable botulinum toxin for aesthetic procedures and such spending is expected to grow at a compounded annual growth rate of 14% from 2011 through 2018.

We believe the botulinum toxin market could expand further with the introduction of a topical formulation such as RT001. Based on our market research, a topical treatment would address key consumer barriers for injectable botulinum toxin products such as fear of frozen face, needle aversion and aversion to injecting a toxin in their bodies. We believe that a topical treatment could expand the use of botulinum toxin to a wider range of physicians and allow those physicians who currently perform botulinum toxin procedures to do so on a larger number of patients. Additionally, our research indicates that a topical treatment can improve the profitability of physicians’ practices by increasing the number of procedures per patient.

We also believe there are market growth opportunities with the introduction of an injectable botulinum toxin product with a longer duration of effect such as RT002. Physicians have indicated to us that duration of effect is an important attribute and that a product with a longer duration of effect would cause them to use RT002. Physicians have also indicated to us that the need for repeated treatments is a key reason why men accounted for only 10% of injectable botulinum toxin procedures in 2013. We therefore believe an injectable botulinum toxin product with a longer duration of effect such as RT002 could potentially expand the market for botulinum toxin procedures among men.

Crow’s Feet Lines — Our Lead Indication for RT001

The first indication we are pursuing for RT001 is in the field of aesthetic dermatology. According to GlobalData, the largest use for botulinum toxins is in aesthetic dermatology, which is estimated to generate approximately $1.7 billion in worldwide sales in 2014. If approved, we believe RT001 can expand the overall botulinum toxin aesthetic market by adding new patients who would prefer a needle-free approach to treatment. The aesthetic dermatology market is attractive because we believe that patients in this market tend to be open to trying new products and are willing to pay for aesthetic procedures out of pocket, reducing reliance on reimbursement. We are focused on this market not only because of its size and growth potential but also because, in the United States and Europe, this market can be easily accessed by a small specialty sales force and distributor network.

Crow’s feet lines are skin wrinkles in the outer corner of the eye area, which are commonly caused by aging. Consumers in general, and women in particular, believe that the eye area is the first place where they notice the signs of aging. Consumers also believe that the perception of aging is affected by the quality of the skin. A large segment of the anti-aging topical cosmeceutical market is targeted towards improvement in skin texture and luminosity of the skin in the eye area. Despite the fact that until September 2013 there were no botulinum toxin products approved for crow’s feet lines, we believe that there has been significant use of botulinum toxin for this indication given the desire of consumers to address the condition.

We believe that RT001 provides the following benefits to patients and physicians for treatment of crow’s feet lines, as compared to traditional botulinum toxin treatments that are administered by injection:

•

The RT001 procedure is painless and has not shown any evidence of bruising, swelling or any of the other adverse events associated with injections. RT001 has been shown to be well tolerated with no significant safety concerns;

•	RT001 relaxes the crow’s feet wrinkles appearance at “rest,” when the face is in a neutral expression, while still allowing a natural smile;

•	Consumers who indicated that they were averse to injecting toxin into their bodies found the concept of a topical treatment appealing;

•	RT001 is simple to use and results are not technique dependent. RT001 comes in a pre-filled applicator that contains the proper dose for the treatment of crow’s feet lines; and

•

RT001 is very appealing to both key physicians and practice groups who perform the majority of cosmetic procedures in the United States and physicians who have less injectable botulinum toxin experience.

We have conducted fourteen clinical trials for RT001, with a total of over 1,400 subjects, for the treatment of crow’s feet lines. RT001 was shown to be safe, with statistically significant and clinically meaningful results in our Phase 1 and Phase 2 clinical trials. In all concentrations of peptide and botulinum toxin studied, RT001 was well tolerated with no serious adverse events related to study drug or study treatment procedures or safety concerns.

We have completed three Phase 2b clinical trials of RT001 to evaluate a 25 ng/mL dose of botulinum toxin for the treatment of moderate to severe crow’s feet lines. Two of these trials were double-blind, randomized, placebo-controlled clinical trials. RT001 met the primary efficacy and all secondary endpoints in both trials. After completing these Phase 2b clinical trials, we modified the diluent formulation to improve stability. We then conducted a Phase 3 clinical trial of RT001, but saw no improvement from baseline in either the placebo or RT001 group using the new diluent formulation. Subsequently, we obtained stability data to confirm that the original Phase 2b formulation has adequate commercial stability. We have since returned to the original Phase 2b diluent formulation and have conducted a two-cohort Phase 2 double-blind, randomized, placebo-controlled clinical trial. The combined data for the first and second cohorts showed statistical significance in wrinkle severity from baseline comparable to that observed in our previous Phase 2b clinical trials. Additionally, we initiated an open label Phase 3 clinical trial in the first quarter of 2014 to evaluate the long term safety and efficacy of repeat administration of RT001. We currently expect to enroll up to 1,800 subjects in the study.

Based on our discussions with the United States Food and Drug Administration, or the FDA, the European Medicines Agency and other regulatory authorities, we believe that three Phase 3 pivotal clinical trials and the Phase 3 open label safety clinical trial, if successful, will provide the efficacy and safety data to support our regulatory filing for approval of RT001 for the treatment of crow’s feet lines in the United States, Europe and other countries.

Glabellar Lines — Our Lead Indication for RT002

The first indication we are pursuing for RT002 is in the field of aesthetic dermatology. According to the American Society of Aesthetic Plastic Surgery annual statistics, injectable botulinum toxins are the leading aesthetic procedure in the United States with over 3.7 million procedures performed in 2013, a 16% increase over 2012. This also represents a 127% increase since 2002, the year in which botulinum toxins were first approved for an aesthetic indication. We believe RT002 can further expand this market for the treatment of glabellar lines. Physicians have indicated to us that, even among their patients who are satisfied with current botulinum toxin procedures for the treatment of glabellar lines, there is a desire for a longer duration of effect. Physicians have also indicated to us that the lack of a longer duration of effect is a key reason why relatively few men pursue botulinum toxin procedures for the treatment of glabellar lines. We believe we would be able to leverage our specialty sales force by adding RT002 to our product offerings. Because different indications within the aesthetics dermatology market are best served by different delivery methods, we believe an injectable botulinum toxin product such as RT002 would be complementary to RT001.

The Opportunity for Topical Botulinum Toxins for Therapeutic Indications

While currently approved botulinum toxin products may be better known for their aesthetic applications, according to GIA the worldwide injectable botulinum toxin market has grown from $1.1 billion in 2004 to over $2.4 billion in 2012 and the fastest growing segment of that market in the United States and Europe is for therapeutic indications. This growth for therapeutic indications has been driven largely by the approval of injectable botulinum toxin products in new indications such as preventive treatment of migraine headache in 2010 and overactive bladder in 2011, in addition to other therapeutic indications including hyperhidrosis, movement disorders, such as cervical dystonia and upper limb spasticity, and uncontrolled blinking. This therapeutic usage has been enabled by botulinum toxin’s ability to affect neuromuscular junctions, muscle activity or the release of neuropeptides, neurotransmitters and neuromediators in a controlled manner.

While botulinum toxin products have been very effective in the treatment of many conditions, there are limitations to the use of the currently approved products in their injectable form. For example, in the case of hyperhidrosis, injectable botulinum toxin products require up to 30 injections in the underarms, and the procedure is reimbursed to physicians at a low rate relative to the time required. As a result, the use of Botox®, the only injectable botulinum toxin product currently approved for hyperhidrosis, has been limited in this indication. In the case of chronic migraine headache, injectable botulinum toxin products require as many as 31 injections in different parts of the head and neck.

We believe this leads to a significant need for a painless, topically administered and highly effective botulinum toxin. We also believe that there is an opportunity to develop and seek approval for a botulinum toxin product in therapeutic indications, such as allergic rhinitis, where there are currently no approved botulinum toxin products.

Development of RT001 for Treatment of Hyperhidrosis

According to published medical articles, hyperhidrosis affects an estimated eight million people in the United States, one million of whom have severe hyperhidrosis. Prevalence in the United States is slightly higher among men than women, but women are more likely to take action to have the condition treated. Only 38% of those affected by hyperhidrosis seek treatment. We also believe that the appeal of RT001 may go beyond sufferers of hyperhidrosis and appeal to the one-third of all U.S. adults who believe they have too much underarm sweat. According to a 2008 survey by the International Hyperhidrosis Society, 60% of all U.S. adults reported that they would be “embarrassed” or “very embarrassed” by visible underarm sweat stains, and 70% of those U.S. adults who believe they have too much underarm sweat took steps to hide their condition.

Injectable botulinum toxin is among the currently available treatments for hyperhidrosis. Allergan’s Botox® was approved in 2004 for underarm hyperhidrosis and remains the only botulinum toxin approved for the treatment of hyperhidrosis. However, the treatment requires up to 30 injections in the underarms. Having a topical solution could encourage more patients to seek treatment without having to suffer the pain of numerous injections. From the physicians’ standpoint, injections are very time-consuming and reimbursement for the procedure is low. RT001 could significantly decrease the physician time and effort necessary for the procedure and potentially make the procedure more profitable for a physician’s practice.

Data from our initial dose escalation hyperhidrosis Phase 2 clinical trial suggest the feasibility of treating primary underarm hyperhidrosis with RT001.

Based on data generated from clinical trials to date, we plan to initiate additional clinical trials for the treatment of hyperhidrosis with RT001. These future trials will evaluate the efficacy of a higher dose compared to placebo and permit evaluation of the RT001 dose response to treatment of signs and symptoms of primary underarm hyperhidrosis. This data should help to establish whether this new botulinum toxin dose is adequate or whether further dose escalation in this clinical indication is needed prior to definitive safety and efficacy testing.

Development of RT001 for Prevention of Migraine Headache

Migraine headache is a central nervous system disorder characterized by moderate-to-severe headache and often includes additional symptoms such as nausea and vomiting. The global market for treatment of migraine headache was estimated to be $3.8 billion in 2009. Injected delivery of botulinum toxin has been validated as a therapeutically effective pharmaceutical agent for the preventive treatment of migraine headache. However, the treatment requires up to 31 injections in a patient’s head and neck and may have significant side effects.

We have generated preliminary data that supports the feasibility of treating chronic migraine headache with topical application of RT001. In our initial Phase 2 clinical trial, RT001 was shown to be effective for the preventive treatment of chronic migraine headache, when applied topically to five areas on the head. This trial demonstrated statistically significant improvement of a composite endpoint.

For our next Phase 2 clinical trial, we plan to enroll and treat subjects with migraine headache using RT001 in a randomized double-blind placebo-controlled dose-ranging clinical trial design. This trial will provide new information on the treatment of subjects suffering migraine headache with RT001 and further characterize the dose-response relationship of RT001 in migraine headache to identify the optimal dose to be carried forward into later stage clinical trials.

RT001 for Treatment of Other Indications

Based on the results of our preclinical studies and clinical trials, we will determine further development of other indications for RT001, such as neuropathic pain and rhinitis.

Intellectual Property and Manufacturing

As of June 2, 2014, we held approximately 85 issued patents and approximately 144 pending patent applications in several countries and we expect to continue to expand this patent portfolio.

We have the ability to manufacture our own botulinum toxin type A product to support our clinical trials and eventually our commercial products. We manufacture and perform testing for both bulk drug substance and finished dose forms of drug product to support our topical RT001 product candidate and our injectable RT002 product candidate. The additional components required for our topical RT001 dose form, the peptide, diluent and delivery apparatus, are all manufactured by third parties. We are licensed with the Centers for Disease Control and Prevention, or CDC, and with the California Department of Health Food and Drug Branch for use of botulinum toxin and to manufacture both the active pharmaceutical ingredient, or API, and the finished product in topical and injectable dose forms. We believe that having direct control over our manufacturing processes, from initial drug substance to finished product, will enable us to develop additional pharmaceutical product configurations effectively and with a competitive cost structure.

Our Strategy

Our objective is to be a leading provider of botulinum toxin products across multiple aesthetic and therapeutic indications in both topical and injectable dose forms and to expand the market for botulinum toxin products. To achieve this objective, we plan to develop and commercialize two proprietary, patent-protected product candidates: RT001, our topical botulinum toxin, and RT002, our injectable botulinum toxin.

Key elements of our strategy are:

•	Complete development and seek regulatory approval for RT001 for crow’s feet lines;

•	Accelerate RT002 clinical development, including completing a Phase 2 active comparator study of RT002 for glabellar lines and initiating clinical development of RT002 for therapeutic indications;

•	Advance the clinical development of RT001 for the treatment of hyperhidrosis;

•	Assess and prioritize future therapeutic indications for RT001 and RT002;

•

Build our own sales and marketing capabilities to commercialize RT001 and RT002 in North America to support commercial launches starting in 2017, assuming successful and timely completion of our clinical trials and approval of our Biologic License Applications;

•	Expand the global market for botulinum toxin products;

•	Establish selective strategic partnerships to maximize the commercial potential of our product candidates and TransMTS® delivery technology platform; and

•	Maximize the value of our botulinum toxin cell line and manufacturing assets.

Risks That We Face

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:

•

We are substantially dependent on the clinical and commercial success of our product candidates, primarily our lead product candidate RT001, which is in Phase 3 clinical development, and our second product candidate, RT002, which is expected to enter into Phase 2 clinical development;

•

We may be unable to obtain regulatory approval for RT001, RT002 or future product candidates under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization and have a material adverse effect on our potential to generate revenue, our business and our results of operations;

•

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts;

•	Even if our product candidates receive regulatory approval, they may fail to achieve the broad degree of physician adoption and use necessary for commercial success;

•	Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion;

•

We currently make our clinical drug products exclusively in one manufacturing facility and plan to utilize this facility in the future to support commercial production if our product candidates are approved. If this or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business would be materially harmed;

•

We have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future. We have only two product candidates in clinical trials and no commercial sales, which, together with our limited operating history, make it difficult to assess our future viability;

•	Even if RT001, RT002 or any future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success; and

•	If our efforts to protect our intellectual property related to RT001, RT002 or any future product candidates are not adequate, we may not be able to compete effectively in our market.

Our Corporate Information

We were incorporated in Delaware in August 1999 under the name Essentia Biosystems, Inc. We commenced operations in June 2002 and, in April 2005, changed our name to Revance Therapeutics, Inc. Our principal executive offices are located at 7555 Gateway Boulevard, Newark, California 94560, and our telephone number is (510) 742-3400. Our website address is http://www.revance.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company we are eligible for exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering in February 2014, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and references herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

“Revance Therapeutics,” the Revance logos and other trademarks or service marks of Revance appearing in this prospectus are the property of Revance. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

THE OFFERING

Common stock offered by us	4,000,000 shares

Common stock to be outstanding after this offering	22,653,301 shares

Option to purchase additional shares	The underwriters have an option to purchase up to 600,000 additional shares of our common stock.

Use of proceeds	We estimate the net proceeds from this offering will be approximately $112.2 million (or $129.1 million if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $30.00 per share (which was the last reported sale price of our common stock as reported on the NASDAQ Global Market on June 17, 2014), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from the offering as follows:

•	Approximately $30.0 million to $40.0 million to complete two Phase 3 clinical pivotal trials in the United States and one pivotal clinical trial in Europe along with the continuation of our long term safety clinical trial and other associated programs relating to RT001 for the treatment of crow’s feet lines, to initiate and complete a Phase 2 study in hyperhidrosis relating to RT001, to initiate and complete a Phase 2 active comparator clinical trial, to initiate associated nonclinical and clinical programs relating to RT002 for the treatment of glabellar lines, and to initiate clinical studies relating to RT002 for the treatment of blepharospasm and other therapeutic indications.

•	Approximately $20.0 million to $30.0 million to fund research and development expenses associated with our RT001 and RT002 manufacturing, quality and regulatory efforts.

We expect to use the balance of the proceeds, if any, for the development of RT001 and RT002 for the treatment of other indications, as well as for working capital and other general corporate purposes.

Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

See	“Use of Proceeds” for additional information.

Risk factors	See the section titled “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market symbol	“RVNC”

The number of shares of our common stock to be outstanding after this offering is based on 18,653,301 shares of common stock outstanding as of March 31, 2014, excluding the following shares:

•

1,243,750 shares of our common stock issuable upon the exercise of options to purchase our common stock outstanding as of March 31, 2014 under our 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2014 Equity Incentive Plan at a weighted-average exercise price of $8.05 per share;

•	173,975 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $18.71 per share;

•	981,467 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan; and

•	200,000 shares of our common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.

On May 19, 2014, we issued 162,000 shares of restricted common stock and granted options to purchase an aggregate of 479,300 shares of our common stock at an exercise price of $32.22 per share pursuant to equity awards made under our 2014 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 600,000 additional shares of our common stock from us in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our financial data. We derived the summary consolidated statements of operations data for the years ended December 31, 2013, 2012, and 2011 from our audited consolidated financial statements. The summary financial data for the three months ended March 31, 2014 and 2013 and the balance sheet data as of March 31, 2014 have been derived from our unaudited interim financial statements. The unaudited interim financial results have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary to fairly reflect our financial position as of March 31, 2014 and results of operations for the three months ended March 31, 2014 and 2013. Our historical results are not necessarily indicative of the results to be expected in the future. You should read the following summary consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, related notes and other financial information in our Annual Report on Form 10-K filed with the SEC on March 28, 2014 and in our Quarterly Report on Form 10-Q filed with the SEC on May 14, 2014, each incorporated by reference in this prospectus. For more details on how you can obtain the documents incorporated by reference in this prospectus, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

	Year Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(In thousands, except share and per share amounts)
Consolidated Statements of Operations Data:
Revenue	$617	$717	$557	$158	$75
Cost of Revenue	—	—	5	—	—

Gross Profit	617	717	552	158	75
Operating expenses:
Research and development(1)	27,831	32,708	22,735	7,551	7,527
Sales, general and administrative(1)	11,011	11,195	5,555	4,093	2,225

Total operating expenses	38,842	43,903	28,290	11,644	9,752

Loss from operations	(38,225)	(43,186)	(27,738)	(11,486)	(9,677)
Interest income	2	7	15	2	—
Interest expense	(15,164)	(28,959)	(17,790)	(9,841)	(12,624)
Change in fair value of derivative liabilities associated with convertible notes	2,660	13,860	(356)	4,032	1,800
Change in fair value of derivative liabilities associated with the Medicis settlement	47	—	—	(416)	—
Change in fair value of common stock warrant liability	(621)	—	—	(2,151)	—
Change in fair value of convertible preferred stock warrant liability	(743)	125	836	(210)	(1,158)
Loss on settlement of preferred stock warrant liability	—	—	—	(1,356)	—
Other income (expense), net	(404)	(106)	170	—	2

Net loss	$(52,448)	$(58,259)	$(44,863)	$(21,426)	$(21,657)

Net income (loss) attributable to common stockholders(2):
Basic	$258	$(58,259)	$(44,863)	$(21,426)	$5,216

Diluted	$1,083	$(58,259)	$(44,863)	$(21,426)	$13,349

Net income (loss) per share attributable to common stockholders(2):
Basic	$1.17	$(290.48)	$(226.06)	$(1.93)	$25.54

Diluted	$1.05	$(290.48)	$(226.06)	$(1.93)	$21.00

Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders(2):
Basic	220,220	200,560	198,456	11,092,471	204,220

Diluted	1,029,150	200,560	198,456	11,092,471	635,726

(1)	Results above include stock-based compensation as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2013	2012	2011	2014	2013
	(In thousands)
Stock-Based Compensation:
Research and development	$194	$48	$150	$495	$5
Sales, general and administrative	354	31	123	315	9

Total stock-based compensation	$548	$79	$273	$810	$14

(2)	Please see Note 16 of our consolidated financial statements in our Annual Report on Form 10-K and Note 14 of our condensed consolidated financial statements in our Quarterly Report on Form 10-Q, each incorporated by reference in this prospectus, for an explanation of the calculations of our actual basic and diluted net income (loss) per share.

	As of March 31, 2014
	Actual	As Adjusted(1)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$87,853	$200,066
Restricted cash — current and non-current	510	510
Working capital	68,563	180,776
Total assets	106,912	219,125
Notes payable — current and non-current	13,805	13,805
Derivative liabilities associated with Medicis settlement — current and non-current	1,637	1,637
Total stockholders’ equity	78,687	190,900

(1)	The as adjusted column gives effect to the sale of 4,000,000 shares of common stock in this offering at an assumed public offering price of $30.00 per share, which is the last reported sale price of our common stock as reported on The NASDAQ Global Market on June 17, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase or decrease in the assumed public offering price of $30.00 per share would increase or decrease our as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $3.8 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of one million in the number of shares of common stock offered by us would increase or decrease our as adjusted cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $28.2 million, assuming that the assumed public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included and incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. We believe the risks and uncertainties described below are the most significant risks we face. If any of the following risks actually occurs, our business, prospects, financial condition and operating results could be materially harmed. As a result, the trading price of our common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations and stock price.

Risks Related to Our Business and Strategy

We are substantially dependent on the clinical and commercial success of our product candidates, primarily our lead product candidate RT001, which is in Phase 3 clinical development, and our second product candidate RT002, which is expected to enter into Phase 2 clinical development.

To date, we have invested most of our efforts and financial resources in the research and development of RT001, a topical formulation of botulinum toxin, which is currently our lead product candidate. In particular, we have conducted fourteen clinical trials and are in Phase 3 clinical development in the United States for RT001. We have also invested, to a lesser extent, in the research and development of an injectable form of botulinum toxin, RT002, which is expected to enter into Phase 2 clinical development with interim results expected in 2015. Our near-term prospects, including our ability to finance our company and generate revenue, will depend heavily on the successful development, regulatory approval and commercialization of RT001 and, to a lesser extent, RT002, as well as any future product candidates. The clinical and commercial success of our product candidates will depend on a number of factors, including the following:

•

timely completion of, or need to conduct additional, clinical trials, including our U.S. Phase 3 clinical trials for RT001, which may be significantly slower or cost more than we currently anticipate and will depend substantially upon the accurate and satisfactory performance of third party contractors;

•

our ability to demonstrate to the satisfaction of the United States Food and Drug Administration, or FDA, the safety and efficacy of RT001, RT002 or any future product candidates through clinical trials;

•	whether we are required by the FDA or other similar foreign regulatory agencies to conduct additional clinical trials to support the approval of RT001, RT002 or any future product candidates;

•	the acceptance of parameters for regulatory approval, including our proposed indication, primary endpoint assessment and primary endpoint measurement relating to our lead indications of RT001;

•	our success in educating physicians and patients about the benefits, administration and use of RT001, RT002 or any future product candidates, if approved;

•	the prevalence and severity of adverse events experienced with our product candidates or future approved products;

•	the timely receipt of necessary marketing approvals from the FDA and similar foreign regulatory authorities;

•	the ability to raise additional capital on acceptable terms to achieve our goals;

•	achieving and maintaining compliance with all regulatory requirements applicable to RT001, RT002 or any future product candidates or approved products;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments;

•	the effectiveness of our own or our future potential strategic collaborators’ marketing, sales and distribution strategy and operations;

•

our ability to manufacture clinical trial supplies of RT001, RT002 or any future product candidates and to develop, validate and maintain a commercially viable manufacturing process that is compliant with current good manufacturing practices, or cGMP;

•	our ability to successfully commercialize RT001, RT002 or any future product candidates, if approved for marketing and sale, whether alone or in collaboration with others;

•	our ability to enforce our intellectual property rights in and to RT001, RT002 or any future product candidates;

•	our ability to avoid third party patent interference or intellectual property infringement claims;

•	acceptance of RT001, RT002 or any future product candidates, if approved, as safe and effective by patients and the medical community; and

•	a continued acceptable safety profile of RT001, RT002 or any future product candidates following approval.

If we do not achieve one or more of these factors, many of which are beyond our control, in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates. Accordingly, we cannot assure you that we will be able to generate sufficient revenue through the sale of RT001, RT002 or any future product candidate to continue our business.

We may be unable to obtain regulatory approval for RT001, RT002 or future product candidates under applicable regulatory requirements. The denial or delay of any such approval would delay commercialization and have a material adverse effect on our potential to generate revenue, our business and our results of operations.

To gain approval to market a biologic product such as RT001 and RT002, we must provide the FDA and foreign regulatory authorities with clinical data that adequately demonstrate the safety, purity and potency of the product for the intended indication applied for in a Biologics License Application, or BLA, or other respective regulatory filing. The development of biologic products is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in clinical trials, including in Phase 3 development, even after promising results in earlier preclinical studies or clinical trials. These setbacks have been caused by, among other things, findings made while clinical trials were underway and safety or efficacy observations made in clinical trials, including previously unreported adverse events. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results of clinical trials by other parties may not be indicative of the results in trials we may conduct. In particular, we have conducted three positive Phase 2b clinical trials of RT001, in which RT001 met the primary efficacy and all secondary endpoints. However, we have conducted one Phase 3 clinical efficacy trial using a modified diluent formulation, the results of which were inconsistent with our previous Phase 2b clinical trials and which did not show improvement from baseline in either the placebo or RT001 group. In the first quarter of 2014, we initiated an open label Phase 3 safety clinical trial designed to evaluate the long term safety and efficacy of RT001, including doses of botulinum toxin derived from our working cell bank, stored in frozen state and administered using our single-use administration apparatus. If this study, or any of our other clinical trials, do not demonstrate the safety and efficacy to our satisfaction, or to that of the FDA, the timing and our ability to obtain regulatory approval for RT001 could be materially and adversely affected.

Our lead product candidate, RT001, is currently in Phase 3 clinical development, and our business currently depends substantially on its successful development, regulatory approval and commercialization. We currently have no drug or biologic products approved for sale, and we may never obtain regulatory approval to commercialize RT001. The research, testing, manufacturing, labeling, approval, sale, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, and such regulations differ from country to country. We are not permitted to market RT001 in the United States until we receive approval of a BLA from the FDA. We are also not permitted to market RT001 in any foreign countries until we receive the requisite approval from the regulatory authorities of such countries.

The FDA or any foreign regulatory bodies can delay, limit or deny approval of our product candidates, including RT001, for many reasons, including:

•

our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that RT001, RT002 or any future product candidates are safe and effective for the requested indication;

•	the FDA’s or the applicable foreign regulatory agency’s disagreement with our trial protocol or the interpretation of data from preclinical studies or clinical trials;

•	our inability to demonstrate that clinical and other benefits of RT001, RT002 or any future product candidates outweigh any safety or other perceived risks;

•	the FDA’s or the applicable foreign regulatory agency’s requirement for additional preclinical or clinical studies;

•	the FDA’s or the applicable foreign regulatory agency’s non-approval of the formulation, labeling or the specifications of RT001, RT002 or any future product candidates;

•

the FDA’s or the applicable foreign regulatory agency’s failure to approve our manufacturing processes or facilities, or the manufacturing processes or facilities of third party manufacturers with which we contract; or

•	the potential for approval policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of drugs, including biologics, in development, only a small percentage successfully complete the FDA or other regulatory approval processes and are commercialized. We are not conducting our U.S. Phase 3 clinical trials for RT001 under a Special Protocol Assessment, or SPA. In the absence of an agreed SPA, there can be no assurance that the FDA will agree with our Phase 3 clinical trial protocol.

Further, after our Phase 2 clinical trials, we used the FDA’s Formal Dispute Resolution process to obtain confirmation from the FDA that our proposed indication, primary endpoint assessment and primary endpoint measurement were acceptable for continued clinical trials. While the FDA provided written confirmation that our proposed indication, primary endpoint assessment and primary endpoint measurement were acceptable for Phase 3 clinical trials, the FDA has not confirmed that our proposed indication, primary endpoint assessment and primary endpoint measurement are acceptable for regulatory approval. Further, while we did obtain written confirmation with respect to these aspects of our Phase 3 clinical trial designs, there is no assurance that the FDA will approve our BLA for RT001, will agree that the benefits of RT001 outweigh its risks or will not raise new concerns regarding our clinical trial designs.

Even if we eventually complete clinical testing and receive approval of any regulatory filing for RT001, RT002 or any future product candidates, the FDA or the applicable foreign regulatory agency may grant approval contingent on the performance of costly additional post-approval clinical trials. The FDA or the applicable foreign regulatory agency also may approve RT001, RT002 or any future product candidates for a more limited indication or a narrower patient population than we originally requested, and the FDA or applicable foreign regulatory agency may not approve the labeling that we believe is necessary or desirable for the successful commercialization of our product candidates. Any delay in obtaining, or inability to obtain, applicable regulatory approval for any of our product candidates and RT001, in particular, would delay or prevent commercialization of RT001 and would materially adversely impact our business, results of operations and prospects.

We will require substantial additional financing to achieve our goals, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our product development, other operations or commercialization efforts.

Since our inception, most of our resources have been dedicated to the preclinical and clinical development of our lead product candidate, RT001. In particular, our U.S. Phase 3 clinical program for RT001 will require substantial funds to complete. We have recorded net losses of $52.4 million and $21.4 million for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, had an accumulated deficit during our development stage through March 31, 2014 of $217.3 million and had a working capital surplus of $68.6 million as of March 31, 2014, primarily as a result of our initial public offering. We have funded our operations primarily through the sale and issuance of common stock, convertible preferred stock, notes payable and convertible notes. As of March 31, 2014, we had capital resources consisting of cash and cash equivalents of $87.9 million. In February 2014, we sold 6,900,000 shares of common stock at $16 per share for aggregate net proceeds of $98.6 million, after underwriting discounts, commissions, and other offering expenses, in our initial public offering, or IPO. We believe that we will continue to expend substantial resources for the foreseeable future for the clinical development of RT001, RT002 and development of any other indications and product candidates we may choose to pursue. These expenditures will include costs associated with research and development, conducting preclinical studies and clinical trials, and manufacturing and supply as well as marketing and selling any products approved for sale. In addition, other unanticipated costs may arise. Because the outcome of any clinical trial is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of RT001, RT002 and any future product candidates.

We believe that our existing cash and cash equivalents, including the net proceeds from our IPO, together with our existing credit facility, will allow us to fund our operating plan through at least the next 12 months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional capital sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financings may result in dilution to stockholders, imposition of debt covenants and repayment obligations or other restrictions that may affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

•	the results of our clinical trials for RT001 and RT002;

•	the timing of, and the costs involved in, obtaining regulatory approvals for RT001, RT002 or any future product candidates;

•	the number and characteristics of any additional product candidates we develop or acquire;

•	the scope, progress, results and costs of researching and developing RT001, RT002 or any future product candidates, and conducting preclinical and clinical trials;

•	the cost of commercialization activities if RT001, RT002 or any future product candidates are approved for sale, including marketing, sales and distribution costs;

•	the cost of manufacturing RT001, RT002 or any future product candidates and any products we successfully commercialize and maintaining our related facilities;

•	our ability to establish and maintain strategic collaborations, licensing or other arrangements and the terms of and timing such arrangements;

•	the degree and rate of market acceptance of any future approved products;

•	the emergence, approval, availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing products or treatments;

•	any product liability or other lawsuits related to our products;

•	the expenses needed to attract and retain skilled personnel;

•	the costs associated with being a public company;

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims, including litigation costs and the outcome of such litigation; and

•	the timing, receipt and amount of sales of, or royalties on, future approved products, if any.

Additional capital may not be available when we need them, on terms that are acceptable to us or at all. If adequate funds are not available to us on a timely basis, we may be required to:

•	delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for RT001, RT002 or any future product candidate;

•	delay, limit, reduce or terminate our research and development activities; or

•

delay, limit, reduce or terminate our establishment of manufacturing, sales and marketing or distribution capabilities or other activities that may be necessary to commercialize RT001, RT002 or any future product candidates.

If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted and the terms of any new equity securities may have a preference over our common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt or making capital expenditures or specified financial ratios, any of which could restrict our ability to commercialize our product candidates or operate as a business.

As of May 31, 2014, our existing cash balance was $75.3 million.

Even if our product candidates receive regulatory approval, they may fail to achieve the broad degree of physician adoption and use necessary for commercial success.

The commercial success of RT001, RT002 and any future product candidates, if approved, will depend significantly on the broad adoption and use of the resulting product by physicians for approved indications, including, in the case of RT001, the treatment of lateral canthal lines, or crow’s feet lines, hyperhidrosis and other aesthetic and therapeutic indications that we may seek to pursue. The degree and rate of physician adoption of RT001, RT002 and any future product candidates, if approved, will depend on a number of factors, including:

•	the effectiveness of our product as compared to existing therapies;

•	physician willingness to adopt a new therapy to treat crow’s feet lines, hyperhidrosis or other indications;

•	overcoming any biases physicians or patients may have toward injectable procedures for the treatment of crow’s feet lines, hyperhidrosis or other indications;

•	patient satisfaction with the results and administration of our product and overall treatment experience;

•	patient demand for the treatment of crow’s feet lines, hyperhidrosis or other indications; and

•	the revenue and profitability that our product will offer a physician as compared to alternative therapies.

If RT001, RT002 or any future product candidates are approved for use but fail to achieve the broad degree of physician adoption necessary for commercial success, our operating results and financial condition will be adversely affected.

Our product candidates, if approved, will face significant competition and our failure to effectively compete may prevent us from achieving significant market penetration and expansion.

We expect to enter highly competitive pharmaceutical and medical device markets. Successful competitors in the pharmaceutical and medical device markets have the ability to effectively discover, obtain patents, develop, test and obtain regulatory approvals for products, as well as the ability to effectively commercialize, market and promote approved products, including communicating the effectiveness, safety and value of products to actual and prospective customers and medical staff. Numerous companies are engaged in the development, patenting, manufacture and marketing of health care products competitive with those that we are developing. Many of these potential competitors are large, experienced companies that enjoy significant competitive advantages, such as substantially greater financial, research and development, manufacturing, personnel and marketing resources, greater brand recognition and more experience and expertise in obtaining marketing approvals from the FDA and other regulatory authorities.

Upon marketing approval, the first expected use of our products will be in aesthetic medicine. The aesthetic product market, and the facial aesthetic market in particular, is highly competitive and dynamic, and is characterized by rapid and substantial technological development and product innovations. This market is also characterized by competitors obtaining patents to protect what they consider to be their intellectual property. We are seeking regulatory approval of RT001 for the treatment of crow’s feet lines and RT002 for the treatment of glabellar lines.

We anticipate that RT001, if approved, will face significant competition from other facial aesthetic products, including injectable botulinum toxins and dermal fillers. If approved, RT001 may also compete with unapproved and off-label treatments. We anticipate that RT002, if approved, will also face significant competition from existing injectable botulinum toxins and dermal fillers, as well as unapproved and off-label treatments. Further, if approved, in the future we may face competition for both RT001 and RT002 from biosimilar products. To compete successfully in the aesthetic market, we will have to demonstrate that the reduction of crow’s feet lines with RT001 or the treatment of glabellar lines with RT002 is a worthwhile aesthetic treatment and is a superior alternative to existing therapies. Competing in the aesthetic market could result in price-cutting, reduced profit margins and limited market share, any of which would harm our business, financial condition and results of operations.

Due to less stringent regulatory requirements, there are many more aesthetic products and procedures available for use in international markets than are approved for use in the United States. There are also fewer limitations on the claims that our competitors in international markets can make about the effectiveness of their products and the manner in which they can market them. As a result, we face more competition in these markets than in the United States.

We currently make our clinical drug products exclusively in one manufacturing facility and plan to utilize this facility in the future to support commercial production if our product candidates are approved. If this or any future facility or our equipment were damaged or destroyed, or if we experience a significant disruption in our operations for any reason, our ability to continue to operate our business would be materially harmed.

We currently manufacture our own clinical drug products to support both RT001 and RT002 exclusively in a single manufacturing and laboratory facility and plan to utilize this facility in the future to support commercial production if our product candidates are approved. If this or any future facility were to be damaged, destroyed or otherwise unable to operate, whether due to earthquakes, fire, floods, hurricanes, storms, tornadoes, other natural disasters, employee malfeasance, terrorist acts, power outages or otherwise, or if performance of our manufacturing facility is disrupted for any other reason, such an event could delay our clinical trials or, if our product candidates are approved, jeopardize our ability to manufacture our products as promptly as our customers expect or possibly at all. If we experience delays in achieving our development objectives, or if we are unable to manufacture an approved product within a timeframe that meets our customers’ expectations, our business, prospects, financial results and reputation could be materially harmed.

Currently, we maintain insurance coverage totaling $27.7 million against damage to our property and equipment, $2.0 million in general liability coverage, a $9.0 million umbrella policy, and an additional $30.0 million to cover business interruption and research and development restoration expenses, subject to deductibles and other limitations. If we have underestimated our insurance needs with respect to an interruption, or if an interruption is not subject to coverage under our insurance policies, we may not be able to cover our losses.

We have a limited operating history and have incurred significant losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future. We have only two product candidates in clinical trials and no commercial sales, which, together with our limited operating history, make it difficult to assess our future viability.

We are a clinical stage specialty biopharmaceutical company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. We are not profitable and have incurred losses in each year since we commenced operations in 2002. We have only a limited operating history upon which you can evaluate our business and prospects. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the biopharmaceutical industry. To date, we have not obtained any regulatory approvals for any of our product candidates or generated any revenue from product sales relating to RT001 or RT002. We continue to incur significant research and development and other expenses related to our ongoing clinical trials and operations. We have recorded net losses of $52.4 million and $21.4 million for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, had an accumulated deficit during our development stage through March 31, 2014 of $217.3 million and had a working capital surplus of $68.6 million as of March 31, 2014, primarily as a result of our initial public offering. In February 2014, we closed our IPO. The net proceeds from the sale of the shares in our IPO, after deducting the underwriters’ discount, commissions, and other offering expenses related to the IPO were approximately $98.6 million. Our capital requirements to implement our business strategy are substantial, including our capital requirements to develop and commercialize RT001 and RT002. We believe that our currently available capital is sufficient to fund our operations through at least the next 12 months. Given our desired clinical development plans for the next 12 months, our financial statements do not reflect an uncertainty about our ability to continue as a going concern. Accordingly, the financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities should we be unable to continue as a going concern. We expect to continue to incur losses for the foreseeable future, and we anticipate these losses will increase as we continue our development of, and seek regulatory approvals for, RT001 and RT002, and begin to commercialize RT001. Our ability to achieve revenue and profitability is dependent on our ability to complete the development of our product candidates, obtain necessary regulatory approvals and successfully manufacture, market and commercialize our products. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Our prior losses, combined with expected future losses, may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Even if RT001, RT002 or any future product candidates obtain regulatory approval, they may never achieve market acceptance or commercial success.

Even if we obtain FDA or other regulatory approvals, RT001, RT002 or any future product candidates may not achieve market acceptance among physicians and patients, and may not be commercially successful.

The degree and rate of market acceptance of RT001, RT002 or any future product candidates for which we receive approval depends on a number of factors, including:

•	the safety and efficacy of the product as demonstrated in clinical trials;

•	the clinical indications for which the product is approved;

•	acceptance by physicians, major operators of clinics and patients of the product as a safe and effective treatment;

•	proper training and administration of our products by physicians and medical staff;

•	the potential and perceived advantages of our products over alternative treatments;

•	the cost of treatment in relation to alternative treatments and willingness to pay for our products, if approved, on the part of physicians and patients;

•	the willingness of patients to pay for RT001, RT002 and other aesthetic treatments in general, relative to other discretionary items, especially during economically challenging times;

•	relative convenience and ease of administration;

•	the prevalence and severity of adverse events; and

•	the effectiveness of our sales and marketing efforts.

Any failure by our product candidates that obtain regulatory approval to achieve market acceptance or commercial success would materially adversely affect our results of operations and delay, prevent or limit our ability to generate revenue and continue our business.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Furthermore, we rely on contract research organizations, or CROs, and clinical trial sites to ensure the proper and timely conduct of our clinical trials. While we have agreements governing the committed activities of our CROs, we have limited influence over their actual performance. A failure of one or more of our clinical trials can occur at any time during the clinical trial process. The results of preclinical studies and clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. For example, the positive results generated to date in clinical trials for RT001 do not ensure that later clinical trials, including our Phase 3 clinical trials for the treatment of crow’s feet lines, will demonstrate similar results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through preclinical studies and initial clinical trials. In particular, we have conducted three positive Phase 2b clinical trials of RT001, in which RT001 met the primary efficacy and all secondary endpoints. However, we have conducted one Phase 3 clinical efficacy trial using a modified diluent formulation, the results of which were inconsistent with our previous Phase 2b clinical trials and which did not show improvement from baseline in either the placebo or RT001 group. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier clinical trials, and we cannot be certain that we will not face similar setbacks. Even if our clinical trials are completed, the results may not be sufficient to obtain regulatory approval for our product candidates.

We have in the past and may in the future experience delays in our ongoing clinical trials, and we do not know whether future clinical trials, if any, will begin on time, need to be redesigned, enroll an adequate number of patients on time or be completed on schedule, if at all. Clinical trials can be delayed or aborted for a variety of reasons, including delay or failure to:

•	obtain regulatory approval to commence a trial;

•

reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtain institutional review board, or IRB, approval at each site;

•	recruit suitable patients to participate in a trial;

•	have patients complete a trial or return for post-treatment follow-up;

•	ensure clinical sites observe trial protocol or continue to participate in a trial;

•	address any patient safety concerns that arise during the course of a trial;

•	address any conflicts with new or existing laws or regulations;

•	add a sufficient number of clinical trial sites; or

•	manufacture sufficient quantities of product candidate for use in clinical trials.

Patient enrollment is a significant factor in the timing of clinical trials and is affected by many factors, including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications we are investigating.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs of the institutions in which such trials are being conducted, by the data safety monitoring board, for such trial or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates may be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product candidate development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

We have no experience manufacturing our product candidates at full commercial scale. If our product candidates are approved, we will face certain risks associated with scaling up our manufacturing capabilities to support commercial production.

We have developed an integrated manufacturing, research and development facility located at our corporate headquarters. We manufacture drug substance and finished dose forms of drug product at this facility that we use for research and development purposes and for clinical trials of our product candidates. We do not have experience in manufacturing our product candidates at commercial scale. To meet our strategic objectives, which contemplate internally manufacturing a significant portion of our drug substance and finished dose form at full commercial scale if our product candidates are approved, we may need to expand our manufacturing facilities, add manufacturing personnel and ensure that validated processes are consistently implemented in our facilities. For example, we are building a larger capacity fill-finish line dedicated to our topical non-aseptic dose form, which we expect will be installed in 2014 and validated in 2015 to support our regulatory license applications and future commercial demand for RT001, if approved. In addition, we expect to further scale up our RT002 drug product manufacture according to established demand. The upgrade and expansion of our facilities will require additional regulatory approvals. In addition, it will be costly and time-consuming to expand our facilities and recruit necessary additional personnel. If we are unable to expand our manufacturing facilities in compliance with regulatory requirements or to hire additional necessary manufacturing personnel, we may encounter delays or additional costs in achieving our research, development and commercialization objectives, including in obtaining regulatory approvals of our product candidates, which could materially damage our business and financial position.

We currently contract with third party manufacturers for certain components necessary to produce RT001 for clinical trials and expect to continue to do so to support commercial scale production if RT001 is approved. This increases the risk that we will not have sufficient quantities of RT001 or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We currently rely on third party manufacturers for certain components necessary to produce RT001 for our clinical trials, including the bulk peptide, diluent and the delivery apparatus and expect to continue to rely on these or other manufacturers to support our commercial requirements if RT001 is approved. Some of our contracts with our manufacturers contain minimum order and pricing provisions and provide for early termination based on regulatory approval milestones.

Reliance on third party manufacturers entails additional risks, including reliance on the third party for regulatory compliance and quality assurance, the possible breach of the manufacturing agreement by the third party, and the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us. In addition, third party manufacturers may not be able to comply with cGMP or Quality System Regulation, or QSR, or similar regulatory requirements outside the United States. Our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of RT001 or any other product candidates or products that we may develop. Any failure or refusal to supply the components for RT001 or any other product candidates or products that we may develop could delay, prevent or impair our clinical development or commercialization efforts.

We depend on single-source suppliers for the raw materials necessary to produce our product candidates. The loss of these suppliers, or their failure to supply us with these raw materials, would materially and adversely affect our business.

We and our manufacturers purchase the materials necessary to produce RT001 and RT002 for our clinical trials from single-source third party suppliers. There are a limited number of suppliers for the raw materials that we use to manufacture our product candidates and we may need to assess alternate suppliers to prevent a possible disruption of the manufacture of the materials necessary to produce our product candidates for our clinical trials, and if approved, ultimately for commercial sale. In particular, we outsource the manufacture of bulk peptide through American Peptide Company, Inc., the diluent through Hospira Worldwide, Inc. and our delivery apparatus through Duoject Medical Systems, Inc. We do not have any control over the process or timing of the acquisition of raw materials by our manufacturers. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of RT001, RT002 or any future product candidates, or the raw material components thereof, for an ongoing clinical trial due to the need to replace a third party supplier could considerably delay completion of our clinical trials, product testing and potential regulatory approval of RT001, RT002 or any future product candidates. If we or our manufacturers are unable to purchase these raw materials on acceptable terms, at sufficient quality levels, or in adequate quantities, if at all, the development of RT001, RT002 and any future product candidates, or the commercial launch of any approved products, would be delayed or there would be a shortage in supply, which would impair our ability to meet our development objectives for our product candidates or generate revenues from the sale of any approved products.

Furthermore, if there is a disruption to our or our third party suppliers’ relevant operations, we will have no other means of producing RT001, RT002 or any future product candidates until they restore the affected facilities or we or they procure alternative facilities. Additionally, any damage to or destruction of our or our third party or suppliers’ facilities or equipment may significantly impair our ability to manufacture our product candidates on a timely basis.

We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our corporate headquarters and other facilities, including our sole manufacturing facility, are located in the San Francisco Bay Area, which in the past has experienced severe earthquakes. We do not carry earthquake insurance. Earthquakes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects.

If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as our manufacturing facility, enterprise financial systems or manufacturing resource planning and enterprise quality systems, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. In particular, because we manufacture botulinum toxin in our facilities, we would be required to obtain further clearance and approval by state, federal or other applicable authorities to continue or resume manufacturing activities. The disaster recovery and business continuity plans we have in place currently are limited and may not be adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Furthermore, integral parties in our supply chain are geographically concentrated and operating from single sites, increasing their vulnerability to natural disasters or other sudden, unforeseen and severe adverse events. If such an event were to affect our supply chain, it could have a material adverse effect on our business.

We rely on third parties and consultants to conduct all our preclinical studies and clinical trials. If these third parties or consultants do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize RT001, RT002 or any future product candidates.

We do not have the ability to independently conduct preclinical studies or clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as CROs, to conduct clinical trials on our product candidates. The third parties with whom we contract for execution of our clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, these third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs. Although we rely on these third parties to conduct our preclinical studies and clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as current good clinical practices, or GCPs, for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial subjects are adequately informed of the potential risks of participating in clinical trials. We also rely on consultants to assist in the execution, including data collection and analysis, of our clinical trials.

In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. These third parties may terminate their agreements with us upon as little as 30 days’ prior written notice of a material breach by us that is not cured within 30 days. Many of these agreements may also be terminated by such third parties under certain other circumstances, including our insolvency or our failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with us at our expense for an orderly winding down of services of such third parties under the agreements. If the third parties or consultants conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical trial protocols or GCPs, or for any other reason, we may need to conduct additional clinical trials or enter into new arrangements with alternative third parties, which could be difficult, costly or impossible, and our clinical trials may be extended, delayed or terminated or may need to be repeated. If any of the foregoing were to occur, we may not be able to obtain, or may be delayed in obtaining, regulatory approval for and will not be able to, or may be delayed in our efforts to, successfully commercialize the product candidate being tested in such trials.

Our ability to market RT001, if approved, will be limited to use for the treatment of crow’s feet lines, and if we want to expand the indications for which we may market RT001 or seek regulatory approval for RT002, we will need to obtain additional regulatory approvals, which may not be granted.

We are currently seeking regulatory approval for RT001 in the United States and Europe for the treatment of crow’s feet lines. If RT001 is approved, the applicable regulatory agency will restrict our ability to market or advertise RT001 for other indications, which could limit physician and patient adoption. We may attempt to develop, promote and commercialize new treatment indications and protocols for RT001, as well as seek regulatory approval for RT002, in the future, but we cannot predict when or if we will receive the clearances required to do so. In addition, we would be required to conduct additional clinical trials or studies to support approvals for additional indications, which would be time consuming and expensive, and may produce results that do not support regulatory approvals. If we do not obtain additional regulatory approvals, our ability to expand our business will be limited.

If RT001 and/or RT002 is approved for marketing, and we are found to have improperly promoted off-label uses, or if physicians misuse our products or use our products off-label, we may become subject to prohibitions on the sale or marketing of our products, significant fines, penalties, and sanctions, product liability claims, and our image and reputation within the industry and marketplace could be harmed.

The FDA and other regulatory agencies strictly regulate the marketing and promotional claims that are made about drug products, such as RT001 and RT002, if approved. In particular, a product may not be promoted for uses or indications that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. For example, if we receive marketing approval for RT001 for the treatment of crow’s feet lines, the first indication we are pursuing, we cannot prevent physicians from using our RT001 products on their patients in a manner that is inconsistent with the approved label, potentially including for the treatment of other aesthetic or therapeutic indications. If we are found to have promoted such off-label uses, we may receive warning letters and become subject to significant liability, which would materially harm our business. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. If we become the target of such an investigation or prosecution based on our marketing and promotional practices, we could face similar sanctions, which would materially harm our business. In addition, management’s attention could be diverted from our business operations, significant legal expenses could be incurred, and our reputation could be damaged. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we are deemed by the FDA to have engaged in the promotion of our products for off-label use, we could be subject to FDA prohibitions on the sale or marketing of our products or significant fines and penalties, and the imposition of these sanctions could also affect our reputation and position within the industry.

Physicians may also misuse our products or use improper techniques, potentially leading to adverse results, side effects or injury, which may lead to product liability claims. If our products are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend, and result in sizable damage awards against us that may not be covered by insurance. Furthermore, the use of our products for indications other than those cleared by the FDA may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

Any of these events could harm our business and results of operations and cause our stock price to decline.

Even if RT001, RT002 or any future product candidate is approved for commercialization, if there is not sufficient patient demand for such procedures, our financial results and future prospects will be harmed.

Treatment of crow’s feet lines with RT001, our lead product candidate, is an elective procedure, the cost of which must be borne by the patient, and we do not expect it to be reimbursable through government or private health insurance. The decision by a patient to elect to undergo treatment with RT001 for the treatment of crow’s feet lines or other aesthetic indications we may pursue may be influenced by a number of factors, including:

•	the success of any sales and marketing programs that we, or any third parties we engage, undertake, and as to which we have limited experience;

•	the extent to which physicians recommend RT001 to their patients;

•	the extent to which RT001 satisfies patient expectations;

•	our ability to properly train physicians in the use of RT001 such that their patients do not experience excessive discomfort during treatment or adverse side effects;

•	the cost, safety and effectiveness of RT001 versus other aesthetic treatments;

•	consumer sentiment about the benefits and risks of aesthetic procedures generally and RT001 in particular;

•	the success of any direct-to-consumer marketing efforts we may initiate; and

•	general consumer confidence, which may be impacted by economic and political conditions.

Our business, financial results and future prospects will be materially harmed if we cannot generate sufficient demand for RT001, or for RT002 or any other future product candidate, once approved.

We currently have limited marketing capabilities and no sales organization. If we are unable to establish sales and marketing capabilities on our own or through third parties, we will be unable to successfully commercialize RT001, RT002 or any other future product candidates, if approved, or generate product revenue.

We currently have limited marketing capabilities and no sales organization. To commercialize RT001, RT002 or any other future product candidates, if approved, in the United States, Europe and other jurisdictions we seek to enter, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services, and we may not be successful in doing so. If RT001 or RT002 receives regulatory approval, we expect to market RT001 or RT002, as applicable, in the United States through an internal specialized sales force and in Europe through either our internal sales force or a combination of our internal sales force and distributors, which will be expensive and time consuming. We have no prior experience in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize RT001, RT002 or any future product candidates. If we are not successful in commercializing RT001, RT002 or any future product candidates, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we would incur significant additional losses.

To establish our sales and marketing infrastructure and expand our manufacturing capabilities, we will need to increase the size of our organization, and we may experience difficulties in managing this growth.

As of May 31, 2014, we had 63 full-time employees. We will need to continue to expand our managerial, operational, finance and other resources to manage our operations and clinical trials, continue our development activities and commercialize RT001 or any other product candidates, if approved. Our management and personnel, systems and facilities currently in place may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

•	manage our clinical trials effectively;

•	identify, recruit, retain, incentivize and integrate additional employees;

•	manage our internal development efforts effectively while carrying out our contractual obligations to third parties; and

•	continue to improve our operational, financial and management controls, reporting systems and procedures.

Due to our limited financial resources and our limited experience in managing a company with such anticipated growth, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our development and strategic objectives, or disrupt our operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of any future products we develop.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for RT001, RT002 or any future product candidates or products we develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants or cancellation of clinical trials;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	regulatory investigations, product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenue; and

•	the inability to commercialize any products we develop.

Our inability to obtain and maintain sufficient product liability insurance at an acceptable cost and scope of coverage to protect against potential product liability claims could prevent or inhibit the commercialization of RT001, RT002 or any future products we develop. We currently carry product liability insurance covering our clinical trials in the amount of $5.0 million in the aggregate. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions and deductibles, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses. If and when we obtain approval for marketing RT001 or RT002, we intend to expand our insurance coverage to include the sale of RT001 or RT002, as applicable; however, we may be unable to obtain this liability insurance on commercially reasonable terms.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop RT001, RT002 or any future product candidates, conduct our clinical trials and commercialize RT001, RT002 or any future products we develop.

Our success depends in part on our continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel. We believe that our future success is highly dependent upon the contributions of our senior management, particularly our President and Chief Executive Officer, as well as our senior scientists and other members of our senior management team. The loss of services of any of these individuals could delay or prevent the successful development of our product pipeline, completion of our planned clinical trials or the commercialization of RT001, RT002 or any future products we develop.

Although we have not historically experienced unique difficulties attracting and retaining qualified employees, we could experience such problems in the future. For example, competition for qualified personnel in the biotechnology and pharmaceuticals field is intense due to the limited number of individuals who possess the skills and experience required by our industry. We will need to hire additional personnel as we expand our clinical development and commercial activities. We may not be able to attract and retain quality personnel on acceptable terms, or at all. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information, or that their former employers own their research output.

If we are not successful in discovering, developing, acquiring and commercializing additional product candidates, our ability to expand our business and achieve our strategic objectives would be impaired.

Although a substantial amount of our effort will focus on the continued clinical testing and potential approval of RT001 and RT002, a key element of our strategy is to discover, develop and commercialize a portfolio of botulinum toxin products to serve both the aesthetic and therapeutic markets. We are seeking to do so through our internal research programs and may explore strategic collaborations for the development or acquisition of new products. While our two product candidates, RT001 and RT002, are each in the clinical development stage, all of our other potential product candidates remain in the discovery stage. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:

•	the research methodology used may not be successful in identifying potential product candidates;

•	competitors may develop alternatives that render our product candidates obsolete or less attractive;

•	product candidates we develop may nevertheless be covered by third parties’ patents or other exclusive rights;

•

a product candidate may on further study be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•	a product candidate may not be accepted as safe and effective by patients, the medical community or third party payors, if applicable; and

•	intellectual property rights of third parties may potentially block our entry into certain markets, or make such entry economically impracticable.

If we fail to develop and successfully commercialize other product candidates, our business and future prospects may be harmed and our business will be more vulnerable to any problems that we encounter in developing and commercializing RT001 and RT002.

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives. We may fail to comply with the rules that apply to public companies, including Section 404 of the Sarbanes-Oxley Act of 2002, which could result in sanctions or other penalties that would harm our business.

As a public company in the United States, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting. We expect that our first management report on compliance with Section 404 will be in connection with our consolidated financial statements for the year ending December 31, 2014.

The controls and other procedures are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or SEC, is disclosed accurately and is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We are in the early stages of conforming our internal control procedures to the requirements of Section 404 and we may not be able to complete our evaluation, testing and any required remediation needed to comply with Section 404 in a timely fashion. Our independent registered public accounting firm was not engaged to perform an audit of our internal control over financial reporting for the year ended December 31, 2013 or for any other period. Accordingly, no such opinion was expressed. Even if we develop effective controls, these new controls may become inadequate because of changes in conditions or the degree of compliance with these policies or procedures may deteriorate.

Even after we develop these new procedures, material weaknesses in our internal control over financial reporting may be discovered. To fully comply with Section 404, we will need to retain additional employees to supplement our current finance staff, and we may not be able to do so in a timely manner, or at all. In addition, in the process of evaluating our internal control over financial reporting, we expect that certain of our internal control practices will need to be updated to comply with the requirements of Section 404 and the regulations promulgated thereunder, and we may not be able to do so on a timely basis, or at all. In the event that we are not able to demonstrate compliance with Section 404 in a timely manner, or are unable to produce timely or accurate condensed consolidated financial statements, we may be subject to sanctions or investigations by regulatory authorities, such as the SEC or the stock exchange on which our stock is listed, and investors may lose confidence in our operating results and the price of our common stock could decline. Furthermore, if we are unable to certify that our internal control over financial reporting is effective and in compliance with Section 404, we may be subject to sanctions or investigations by regulatory authorities, such as the SEC or stock exchanges, and we could lose investor confidence in the accuracy and completeness of our financial reports, which could hurt our business, the price of our common stock and our ability to access the capital markets.

Our business involves the use of hazardous materials and we and our third party manufacturers and suppliers must comply with environmental laws and regulations, which can be expensive and restrict how we do business.

Our research and development and manufacturing activities and our third party manufacturers’ and suppliers’ activities involve the controlled storage, use and disposal of hazardous materials owned by us, including botulinum toxin type A, a key component of our product candidates, and other hazardous compounds. We and our manufacturers and suppliers are subject to laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. We are licensed with the Centers for Disease Control and Detection, or CDC, and with the California Department of Health, Food and Drug Branch for use of botulinum toxin and to manufacture both the active pharmaceutical ingredient, or API, and the finished product in topical and injectable dose forms. In some cases, these hazardous materials and various wastes resulting from their use are stored at our and our manufacturers’ facilities pending their use and disposal. We cannot eliminate the risk of contamination, which could cause an interruption of our commercialization efforts, research and development efforts and business operations, environmental damage resulting in costly clean-up and liabilities under applicable laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. Although we believe that the safety procedures utilized by us and our third party manufacturers for handling and disposing of these materials generally comply with the standards prescribed by these laws and regulations, we cannot guarantee that this is the case or eliminate the risk of accidental contamination or injury from these materials. In such an event, we may be held liable for any resulting damages and such liability could exceed our resources and state or federal or other applicable authorities may curtail our use of certain materials and interrupt our business operations. Furthermore, environmental laws and regulations are complex, change frequently and have tended to become more stringent. We cannot predict the impact of such changes and cannot be certain of our future compliance.

We may use third party collaborators to help us develop, validate or commercialize any new products, and our ability to commercialize such products could be impaired or delayed if these collaborations are unsuccessful.

We may license or selectively pursue strategic collaborations for the development, validation and commercialization of RT001, RT002 and any future product candidates. In any third party collaboration, we would be dependent upon the success of the collaborators in performing their responsibilities and their continued cooperation. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators’ resources that will be devoted to performing their responsibilities under our agreements with them. Our collaborators may choose to pursue alternative technologies in preference to those being developed in collaboration with us. The development, validation and commercialization of our product candidates will be delayed if collaborators fail to conduct their responsibilities in a timely manner or in accordance with applicable regulatory requirements or if they breach or terminate their collaboration agreements with us. Disputes with our collaborators could also impair our reputation or result in development delays, decreased revenues and litigation expenses.

If we fail to comply with the covenants and other obligations under our credit facilities, the lenders may be able to accelerate amounts owed under the facilities and may foreclose upon the assets securing our obligations.

In September 2011, we entered into a credit facility with Hercules Technology Growth Capital, Inc., or Hercules. The facility consists of $22.0 million in a term loan from Hercules. The balance of the term loan as of March 31, 2014 was $9.0 million and is payable in monthly installments of principal and interest through March 1, 2015. Borrowings under our credit facility are secured by substantially all of our tangible assets. The covenants set forth in the loan and security agreement require, among other things, that we seek consent from Hercules prior to certain corporate changes and provide certain unaudited financial information within 30 days after the end of each month. If we fail to comply with the covenants and our other obligations under the credit facility, Hercules would be able to accelerate the required repayment of amounts due under the loan agreement and, if they are not repaid, could foreclose upon our assets securing our obligations under the credit facility.

In December 2013, we entered into a $10.8 million loan and lease agreement with Essex Capital Corporation, or the Essex Capital Facility. As of March 31, 2014, we have borrowed $5.0 million under the Essex Capital Facility. In May 2014, pursuant to the terms of the Essex Capital Facility, we sold equipment to Essex Capital Corporation, resulting in partial settlement of the outstanding loan balance by $1.1 million. Borrowings under the Essex Capital Facility are secured by substantially all of our tangible assets, excluding intellectual property. The covenants set forth in the Essex Capital Facility require, among other things, that we seek consent from Essex Capital prior to certain corporate events, including the incurrence of additional secured indebtedness or additional liens. If we fail to comply with the covenants and our other obligations under the Essex Capital Facility, Essex Capital would be able to accelerate the required repayment of amounts due under the Essex Capital Facility and, if they are not repaid, could foreclose upon our assets securing our obligations under the Essex Capital Facility, subject to limitations set forth in a subordination agreement between Essex Capital and Hercules.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. Furthermore, the market for aesthetic medical procedures may be particularly vulnerable to unfavorable economic conditions. We do not expect RT001 for the treatment of crow’s feet lines or RT002 for the treatment of glabellar lines to be reimbursed by any government or third party payor and, as a result, demand for this product will be tied to discretionary spending levels of our targeted patient population. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for RT001, RT002 or any future product candidates, if approved, and our ability to raise additional capital when needed on acceptable terms, if at all. This is particularly true in Europe, which is undergoing a continued severe economic crisis. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Risks Related to Our Intellectual Property

If our efforts to protect our intellectual property related to RT001, RT002 or any future product candidates are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to RT001, RT002 and our development programs. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, eroding our competitive position in our market.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. This uncertainty includes changes to the patent laws through either legislative action to change statutory patent law or court action that may reinterpret existing law in ways affecting the scope or validity of issued patents. The patent applications that we own or license may fail to result in issued patents in the United States or foreign countries. Competitors in the field of cosmetics and botulinum toxin have created a substantial amount of prior art, including scientific publications, patents and patent applications. Our ability to obtain and maintain valid and enforceable patents depends on whether the differences between our technology and the prior art allow our technology to be patentable over the prior art. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope of such issued patents or any other issued patents we own or license, which may result in such patents being narrowed, invalidated or held unenforceable. For example, patents granted by the European Patent Office may be opposed by any person within nine months from the publication of their grant. Furthermore, even if they are unchallenged, our patents and patent applications may not adequately protect our intellectual property or prevent others from designing around our claims. In addition, recent changes to the patent laws of the United States provide additional procedures for third parties to challenge the validity of issued patents based on patent applications filed after March 15, 2013. If the breadth or strength of protection provided by the patents and patent applications we hold or pursue with respect to RT001, RT002 or any future product candidates is challenged, then it could threaten our ability to commercialize RT001, RT002 or any future product candidates, and could threaten our ability to prevent competitive products from being marketed. Further, if we encounter delays in our clinical trials, the period of time during which we could market RT001, RT002 or any future product candidates under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to either (i) file any patent application related to our product candidates or (ii) invent any of the inventions claimed in our patents or patent applications. Furthermore, for applications filed before March 16, 2013, or patents issuing from such applications, an interference proceeding can be provoked by a third party, or instituted by the United States Patent and Trademark Office, or USPTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications and patents. As of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the USPTO before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party.

The change to “first-to-file” from “first-to-invent” is one of the changes to the patent laws of the United States resulting from the Leahy-Smith America Invents Act signed into law on September 16, 2011. Among some of the other changes to the patent laws are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in United States federal court necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Even where laws provide protection, costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and the outcome of such litigation would be uncertain. Moreover, any actions we may bring to enforce our intellectual property against our competitors could provoke them to bring counterclaims against us, and some of our competitors have substantially greater intellectual property portfolios than we have.

We also rely on trade secret protection and confidentiality agreements to protect proprietary know-how that may not be patentable, processes for which patents may be difficult to obtain or enforce and any other elements of our product development processes that involve proprietary know-how, information or technology that is not covered by patents.

In an effort to protect our trade secrets and other confidential information, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements upon the commencement of their relationships with

us. These agreements require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information, and these agreements may be breached. Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. A breach of confidentiality could significantly affect our competitive position. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. To the extent that our employees, consultants or contractors use any intellectual property owned by others in their work for us, disputes may arise as to the rights in any related or resulting know-how and inventions. Also, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and other confidential information.

If we infringe or are alleged to infringe intellectual property rights of third parties, our business could be harmed.

Our research, development and commercialization activities may infringe or otherwise violate or be claimed to infringe or otherwise violate patents owned or controlled by other parties. Competitors in the field of cosmetics and botulinum toxin have developed large portfolios of patents and patent applications in fields relating to our business. For example, there are patents held by third parties that relate to the treatment with botulinum toxin-based products for indications we are currently developing. There may also be patent applications that have been filed but not published that, when issued as patents, could be asserted against us. These third parties could bring claims against us that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek licenses from third parties. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical industry. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference, derivation or post-grant proceedings declared or granted by the USPTO and similar proceedings in foreign countries, regarding intellectual property rights with respect to our current or future products. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Patent litigation and other proceedings may also absorb significant management time. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could impair our ability to compete in the marketplace. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition or results of operations.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property or the patents of our licensors, which could be expensive and time consuming.

Competitors may infringe our intellectual property, including our patents or the patents of our licensors. As a result, we may be required to file infringement claims to stop third party infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patent claims do not cover its technology or that the factors necessary to grant an injunction against an infringer are not satisfied.

An adverse determination of any litigation or other proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference, derivation or other proceedings brought at the USPTO may be necessary to determine the priority or patentability of inventions with respect to our patent applications or those of our licensors or collaborators. Litigation or USPTO proceedings brought by us may fail or may be invoked against us by third parties. Even if we are successful, domestic or foreign litigation or USPTO or foreign patent office proceedings may result in substantial costs and distraction to our management. We may not be able, alone or with our licensors or collaborators, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or other proceedings, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation or proceedings. In addition, during the course of this kind of litigation or proceedings, there could be public announcements of the results of hearings, motions or other interim proceedings or developments or public access to related documents. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States and in some cases may even force us to grant a compulsory license to competitors or other third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

In addition, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in domestic and foreign intellectual property laws.

Risks Related to Government Regulation

Our business and products are subject to extensive government regulation.

We are subject to extensive, complex, costly and evolving regulation by federal and state governmental authorities in the United States, principally by the FDA, the U.S. Drug Enforcement Administration, or DEA, the Centers for Disease Control and Prevention, or CDC, and foreign regulatory authorities. Failure to comply with all applicable regulatory requirements, including those promulgated under the Federal Food, Drug, and Cosmetic

Act, or FFDCA, the Public Health Service Act, or PHSA, and Controlled Substances Act, may subject us to operating restrictions and criminal prosecution, monetary penalties and other disciplinary actions, including, sanctions, warning letters, product seizures, recalls, fines, injunctions, suspension, revocation of approvals, or exclusion from future participation in the Medicare and Medicaid programs.

After our products receive regulatory approval or clearance, we, and our direct and indirect suppliers, remain subject to the periodic inspection of our plants and facilities, review of production processes, and testing of our products to confirm that we are in compliance with all applicable regulations. Adverse findings during regulatory inspections may result in the implementation of Risk Evaluation and Mitigation Strategies, or REMS, programs, completion of government mandated clinical trials, and government enforcement action relating to labeling, advertising, marketing and promotion, as well as regulations governing manufacturing controls noted above.

The regulatory approval process is highly uncertain and we may not obtain regulatory approval for the commercialization of RT001 or any future product candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug and biologic products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. Neither we nor any collaboration partner is permitted to market RT001, RT002 or any future product candidates in the United States until we receive approval of a BLA from the FDA. We have not submitted an application or obtained marketing approval for RT001 or RT002 anywhere in the world. Obtaining regulatory approval of a BLA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable United States and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions or other actions, including:

•	warning letters;

•	civil and criminal penalties;

•	injunctions;

•	withdrawal of approved products;

•	product seizure or detention;

•	product recalls;

•	total or partial suspension of production; and

•	refusal to approve pending BLAs or supplements to approved BLAs.

Prior to obtaining approval to commercialize a product candidate in the United States or abroad, we or our collaborators must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA or other foreign regulatory agencies, that such product candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and our collaborator believe the preclinical or clinical data for our product candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering product candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials and result in the FDA or other regulatory authorities denying approval of a product candidate for any or all targeted indications.

Regulatory approval of a BLA or BLA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense expended, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the product candidate, the disease or condition that the product candidate is designed to address and the regulations applicable to any particular product candidate. The FDA can delay, limit or deny approval of a product candidate for many reasons, including the following:

•	a product candidate may not be deemed safe, effective, pure or potent;

•	FDA officials may not find the data from preclinical studies and clinical trials sufficient;

•	the FDA might not approve our third party manufacturers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If RT001, RT002 or any future product candidates fail to demonstrate safety and efficacy in clinical trials or do not gain approval, our business and results of operations will be materially and adversely harmed.

Even if we receive regulatory approval for RT001, RT002 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense, limit or delay regulatory approval and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been granted, RT001, RT002, or any approved product will be subject to continual regulatory review by the FDA and/or non-U.S. regulatory authorities. Additionally, any product candidates, if approved, will be subject to extensive and ongoing regulatory requirements, including labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or our collaborators receive for RT001, RT002 or any future product candidates may also be subject to limitations on the approved indications for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the applicable regulatory agency approves RT001, RT002 or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMP and GCP for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with RT001, RT002 or any future product candidates, including adverse events of unanticipated severity or frequency, or with our third party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic collaborators, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

Our ongoing regulatory requirements may also change from time to time, potentially harming or making costlier our commercialization efforts. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or other countries. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

If we fail to obtain regulatory approvals in foreign jurisdictions for RT001, RT002 or any future product candidates, we will be unable to market our products outside of the United States.

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing manufacturing, clinical trials, commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product candidate, we must obtain approval of the product by the comparable regulatory authorities of foreign countries before commencing clinical trials or marketing in those countries. The approval procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not be able to file for regulatory approvals or to do so on a timely basis, and even if we do file, we may not receive necessary approvals to commercialize our products in markets outside of the United States.

If approved, RT001, RT002 or any future products may cause or contribute to adverse medical events that we are required to report to regulatory agencies and if we fail to do so, we could be subject to sanctions that would materially harm our business.

Some participants in our clinical trials have reported adverse events after being treated with RT001. If we are successful in commercializing RT001 or any other products, FDA and foreign regulatory agency regulations require that we report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events we become aware of within the prescribed timeframe. We may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we fail to comply with our reporting obligations, the FDA or a foreign regulatory agency could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

We may in the future be subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

While we do not expect that RT001, if approved for the treatment of crow’s feet lines, or RT002, if approved for the treatment of glabellar lines, will subject us to the various U.S. federal and state laws intended to prevent health care fraud and abuse, we may in the future become subject to such laws. The federal anti-kickback statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payors. Violations of the anti-kickback laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

The federal False Claims Act, or FCA, imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The FCA has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The FCA includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. If our marketing or other arrangements were determined to violate anti-kickback or related laws, including the FCA, then our revenues could be adversely affected, which would likely harm our business, financial condition, and results of operations.

State and federal authorities have aggressively targeted medical technology companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans, and have often become subject to consent decrees severely restricting the manner in which they conduct their business. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

Also, the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties or prosecution and have a negative impact on our business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory clearance or approval of RT001, RT002 or any future product candidates and to produce, market, and distribute our products after clearance or approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory clearance or approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of RT001, RT002 or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;

•	recall, replacement, or discontinuance of one or more of our products; and

•	additional recordkeeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory clearances or approvals for any future products would harm our business, financial condition, and results of operations.

Risks Related to this Offering and the Ownership of Our Common Stock

The trading price of our common stock is volatile, and purchasers of our common stock could incur substantial losses.

The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that may have been for reasons that are unrelated to the operating performance of the issuer. The market price for our common stock may be influenced by many factors, including:

•	regulatory or legal developments in the United States and foreign countries;

•	results from or delays in clinical trials of our product candidates, including our Phase 3 clinical program for RT001 and our Phase 2 clinical program for RT002;

•	announcements of regulatory approval or disapproval of RT001, RT002 or any future product candidates;

•	FDA or other U.S. or foreign regulatory actions affecting us or our industry;

•	introductions and announcements of new products by us, any commercialization partners or our competitors, and the timing of these introductions and announcements;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	changes in the structure of healthcare payment systems;

•	announcements by us or our competitors of significant acquisitions, licenses, strategic partnerships, joint ventures or capital commitments;

•	market conditions in the pharmaceutical and biopharmaceutical sectors and issuance of securities analysts’ reports or recommendations;

•	quarterly variations in our results of operations or those of our future competitors;

•	changes in financial estimates or guidance, including our ability to meet our future revenue and operating profit or loss estimates or guidance;

•	sales of substantial amounts of our stock by insiders and large stockholders, or the expectation that such sales might occur;

•	general economic, industry and market conditions;

•	additions or departures of key personnel;

•	intellectual property, product liability or other litigation against us;

•	expiration or termination of our potential relationships with customers and strategic partners; and

•	the other factors described in this “Risk Factors” section.

These broad market fluctuations may adversely affect the trading price or liquidity of our common stock.

In addition, in the past, stockholders have initiated class action lawsuits against pharmaceutical companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

As a smaller company, it may be difficult for us to attract or retain the interest of equity research analysts. A lack of research coverage may adversely affect the liquidity of and market price of our common stock. We will not have any control of the equity research analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company, or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Sales of substantial amounts of our common stock in the public markets, or the perception that such sales might occur, could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decline significantly.

Substantially all of our existing stockholders are subject to lock-up agreements with the underwriters of our IPO that restrict the stockholders’ ability to transfer shares of our common stock for at least 180 days from the date of our IPO, or February 5, 2014. These lock-up agreements limit the number of shares of common stock that may be sold immediately following our initial public offering. Subject to certain limitations, including the lock-up in connection with this offering, approximately 11,751,754 shares will be eligible for sale upon expiration of the IPO lock-up period. In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

In addition, in connection with this offering, we, all of our directors and executive officers and certain of our other stockholders have agreed to the lock-up restrictions described above for their shares of common stock for an additional period ending 90 days after the date of this prospectus, other than with respect to 25,000 shares held by one of our executive officers which will be subject to the restrictions described above for an additional period ending 60 days after the date of this prospectus, as described in further detail under the section of this prospectus titled “Underwriting.”

As of May 23, 2014, certain holders of approximately 10,068,447 shares of our common stock, including shares issuable upon the exercise of outstanding warrants, are entitled to certain rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the 180-day IPO lock-up arrangement described above and, in some cases, the lock-up in connection with this offering. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Purchasers in this offering will incur immediate and substantial dilution in the book value of their investment as a result of this offering.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $21.57 per share, representing the difference between the assumed public offering price of $30.00 per share, which was the last sale price of our common stock as reported on The NASDAQ Global Market on June 17, 2014, and our as adjusted net tangible book value per share after giving effect to this offering. Moreover, we issued warrants and options in the past that allow their holders to acquire common stock at prices significantly below the assumed public offering price of $30.00 per share. As of May 23, 2014, there were 153,909 shares subject to outstanding warrants with a weighted-average exercise price of $19.21 per share and 1,887,619 shares subject to outstanding options with a weighted-average exercise price of $16.00 per share. To the extent that these outstanding warrants or options are ultimately exercised, you will experience further dilution.

Provisions in our corporate charter documents and under Delaware law could discourage takeover attempts and lead to management entrenchment, and the market price of our common stock may be lower as a result.

Certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by you and other stockholders. For example, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges, and restrictions of the preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. An issuance of shares of preferred stock may result in the loss of voting control to other stockholders.

Our charter documents also contain other provisions that could have an anti-takeover effect, including:

•	only one of our three classes of directors will be elected each year;

•	no cumulative voting in the election of directors;

•

the ability of our board of directors to issues shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	the exclusive right of our board of directors to elect a director to fill a vacancy or newly created directorship;

•	stockholders will not be permitted to take actions by written consent;

•	stockholders cannot call a special meeting of stockholders;

•	stockholders must give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

•	the ability of our board of directors, by a majority vote, to amend the bylaws; and

•	the requirement for the affirmative vote of at least 66 2/3% or more of the outstanding common stock to amend many of the provisions described above.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. They could also have the effect of discouraging others from making tender offers for our common stock, including transactions that may be in your best interests. These provisions may also prevent changes in our management or limit the price that certain investors are willing to pay for our stock.

Our amended and restated certificate of incorporation also provides that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders.

Concentration of ownership of our common stock among our existing principal stockholders after this offering may effectively limit the voting power of other stockholders, including purchasers in this offering.

Upon the closing of this offering, our executive officers, directors and current beneficial owners of 5% or more of our common stock will, in aggregate, beneficially own approximately 43.5% of our outstanding common stock, assuming such persons do not purchase any shares of our common stock in this offering. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. They may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might affect the market price of our common stock.

We will have broad discretion in the use of proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.

We will have broad discretion over the use of proceeds from this offering. You may not agree with our decisions, and our use of the proceeds may not yield any return on your investment in us. Our failure to apply the net proceeds of this offering effectively could result in financial losses that could materially impair our ability to pursue our growth strategy, cause the price of our common stock to decline, delay development of our product candidates or require us to raise additional capital.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws and our indemnification agreements that we have entered into with our directors and officers provide that:

•

We will indemnify our directors and officers for serving us in those capacities, or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

We will not be obligated pursuant to our amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

•

The rights conferred in our amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	We may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.

Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, will be your sole source of gains.

We have not declared or paid cash dividends on our common stock to date. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. In addition, the terms of any existing or future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We are an “emerging growth company,” and if we decide to comply only with reduced disclosure requirements applicable to emerging growth companies, our common stock could be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our IPO, (b) in which we have total annual gross revenues of over $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies that become public can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information that we incorporate by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

•	our expectations regarding the results and the timing of results in our Phase 3 clinical trials of RT001 for the treatment of crow’s feet lines;

•	our expectations regarding the results and the timing of clinical trials of RT001 for the treatment of hyperhidrosis or other indications;

•	our expectations regarding the results and the timing of clinical trials of RT002 for the treatment of glabellar lines;

•	our expectations regarding our future development of RT001 and RT002 for other indications, including therapeutic indications;

•

our expectation regarding the timing of our regulatory submissions for approval of RT001 for the treatment of crow’s feet lines in the United States, Europe and other countries or for treatment of hyperhidrosis in the United States;

•	our expectation regarding the timing of our regulatory submissions for approval of RT002 for the treatment of glabellar lines, blepharospasm or other indications;

•	the potential for commercialization of RT001 and RT002, if approved, by us;

•	our expectations regarding the potential market size, opportunity and growth potential for RT001 and RT002, if approved for commercial use;

•	our belief that RT001 and RT002 can expand the overall botulinum toxin market;

•	our ability to build our own sales and marketing capabilities, or seek collaborative partners, to commercialize our product candidates, if approved;

•	our ability to scale up our manufacturing capabilities if our product candidates are approved;

•	estimates of our expenses, future revenue, capital requirements and our needs for additional financing;

•	the timing or likelihood of regulatory filings and approvals;

•	our ability to advance product candidates into, and successfully complete, clinical trials;

•	the implementation of our business model, strategic plans for our business, product candidates and technology;

•	the initiation, timing, progress and results of future preclinical studies and clinical trials, and our research and development programs;

•	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

•	our ability to establish collaborations or obtain additional funding;

•	our expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	our use of proceeds from this offering;

•	our financial performance; and

•	developments and projections relating to our competitors and our industry.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus. We also operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances described in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements contained or incorporated by reference in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance, events, circumstances or achievements reflected in the forward-looking statements will ever be achieved or occur. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, together with the information incorporated herein by reference as described under the section entitled “Incorporation of Certain Information by Reference,” and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement on Form S-1, of which this prospectus is a part, with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be $112.2 million, based on an assumed public offering price of $30.00 per share (which was the last reported sale price of our common stock as reported on the NASDAQ Global Market on June 17, 2014) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that our net proceeds would be $129.1 million, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use approximately $30.0 million to $40.0 million of the net proceeds to complete two Phase 3 clinical pivotal trials in the United States and one pivotal clinical trial in Europe along with the continuation of our long term safety clinical trial and other associated programs relating to RT001 for the treatment of crow’s feet lines, to initiate and complete a Phase 2 study in hyperhidrosis relating to RT001, to initiate and complete a Phase 2 active comparator clinical trial, to initiate associated nonclinical and clinical programs relating to RT002 for the treatment of glabellar lines, and to initiate clinical studies relating to RT002 for the treatment of blepharospasm and other therapeutic indications. We further expect to use approximately $20.0 million to $30.0 million of the net proceeds to fund research and development expenses associated with our RT001 and RT002 manufacturing, quality and regulatory efforts. We expect to use the balance of the proceeds, if any, for the development of RT001 and RT002 for the treatment of other indications, as well as for working capital and other general corporate purposes.

Proceeds for the offering also will be used for working capital and other general corporate purposes, including general and administrative costs and our research and development activities for other indications of our product candidates and any future product candidates that we may develop or acquire. The costs and timing of drug development and marketing approval, particularly conducting clinical trials, are highly uncertain, are subject to substantial risks and can often change. We therefore cannot estimate the amount of net proceeds to be used for all of the purposes described above. Accordingly, we may change the allocation of use of these proceeds as a result of contingencies such as the progress and results of our clinical trials and other development activities, the establishment of collaborations, our manufacturing requirements and regulatory or competitive developments. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of net proceeds.

Pending their use as described above, we plan to invest the net proceeds in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or guaranteed obligations of the U.S. government.

MARKET PRICE OF COMMON STOCK

Our common stock has been listed on The NASDAQ Global Market under the symbol “RVNC” since February 6, 2014. Prior to that date, there was no public trading market for our common stock. Our initial public offering was priced at $16.00 per share on February 5, 2014. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on The NASDAQ Global Market:

	Low	High
Fiscal Year ending December 31, 2014
First Quarter (beginning February 6, 2014)	$21.00	$39.86
Second Quarter (through June 17, 2014)	$25.06	$36.98

On June 17, 2014, the last reported sale price of our common stock as reported on The NASDAQ Global Market was $30.00 per share.

As of May 23, 2014, we had 108 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings and do not expect to pay any cash dividends on our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements, overall financial conditions, business prospects, contractual restrictions and other factors our board of directors may deem relevant. Our loan and security agreement with Hercules Technology Growth Capital, Inc. prohibits the payment of dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014 on:

•	an actual basis;

•

an as adjusted basis to give effect to the issuance and sale of 4,000,000 shares of our common stock offered by us in this offering at an assumed public offering price of $30.00 per share, which is the last reported sale price of our common stock as reported on the NASDAQ Global Market on June 17, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and related notes, “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014.

	As of March 31, 2014
	Actual	As Adjusted
	(In thousands, except share and per share amounts)
	(Unaudited)
Cash and cash equivalents	$87,853	$200,066

Note payable, net of discounts and including current and non-current portion	$13,805	$13,805
Stockholders’ equity:
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding, actual and adjusted	—	—
Common stock, par value of $0.001 per share: 95,000,000 shares authorized; 18,653,301 shares issued and outstanding, actual; 22,653,301 shares issued and outstanding, as adjusted	19	23
Additional paid-in capital	295,974	408,183
Deficit accumulated during the development stage	(217,306)	(217,306)

Total stockholders’ equity	78,687	190,900

Total capitalization	$92,492	$204,705

The number of shares of common stock issued and outstanding actual and as adjusted in the table above excludes the following shares as of March 31, 2014:

•

1,243,750 shares of our common stock issuable upon the exercise of options to purchase our common stock outstanding as of March 31, 2014 under our 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2014 Equity Incentive Plan at a weighted-average exercise price of $8.05 per share;

•	173,975 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $18.71 per share;

•	981,467 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan; and

•	200,000 shares of our common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.

On May 19, 2014, we issued 162,000 shares of restricted common stock and granted options to purchase an aggregate of 479,300 shares of our common stock at an exercise price of $32.22 per share pursuant to equity awards made under our 2014 Equity Incentive Plan.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of March 31, 2014 was $78.7 million, or $4.22 per share. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2014.

After giving effect to the sale by us of 4,000,000 shares of common stock in this offering at an assumed public offering price of $30.00 per share, which is the last reported sale price of our common stock on The NASDAQ Global Market on June 17, 2014, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2014 would have been $190.9 million, or $8.43 per share. This amount represents an immediate increase in net tangible book value of $4.21 per share to our existing stockholders and an immediate dilution in net tangible book value of $21.57 per share to new investors purchasing shares of common stock in this offering at the assumed public offering price. The following table illustrates this dilution:

Assumed public offering price per share		$30.00
Net tangible book value per share as of March 31, 2014	$4.22
Increase in net tangible book value per share attributable to new investors in this offering	4.21

As adjusted net tangible book value per share after this offering		8.43

Dilution in net tangible book value per share to investors in this offering		$21.57

A $1.00 increase or decrease in the assumed public offering price of $30.00 per share, which is the last reported sale price of our common stock on The NASDAQ Global Market on June 17, 2014, would increase or decrease our as adjusted net tangible book value per share after this offering by $0.16 and would increase or decrease dilution per share to new investors by $0.84, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, to the extent any outstanding options or warrants are exercised, new investors will experience further dilution. The information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase up to 600,000 additional shares of common stock at the assumed public offering price of $30.00 per share, the as adjusted net tangible book value after this offering would be $8.94 per share, representing an increase in net tangible book value of $4.72 per share to existing stockholders and immediate dilution in net tangible book value of $21.06 per share to investors purchasing our common stock in this offering at the assumed public offering price.

The number of shares of our common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of March 31, 2014 and excludes the following shares:

•

1,243,750 shares of our common stock issuable upon the exercise of options to purchase our common stock outstanding as of March 31, 2014 under our 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2014 Equity Incentive Plan at a weighted-average exercise price of $8.05 per share;

•	173,975 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $18.71 per share;

•	981,467 shares of our common stock reserved for future issuance under our 2014 Equity Incentive Plan; and

•	200,000 shares of our common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.

On May 19, 2014, we issued 162,000 shares of restricted common stock and granted options to purchase an aggregate of 479,300 shares of our common stock at an exercise price of $32.22 per share pursuant to equity awards made under our 2014 Equity Incentive Plan.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 23, 2014, as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

We are aware that one or more institutional investors purchased a number of shares of our common stock in our IPO in amounts representing in excess of five percent of our common stock as of May 23, 2014, and as a result, one or more of such institutional investors may continue to beneficially own in excess of five percent of our common stock as of May 23, 2014. However, as of the date of this prospectus, other than as disclosed below, we are not aware of any filings made with the SEC with respect to the beneficial ownership of our common stock by such institutional investors and we were otherwise unable to verify the beneficial ownership of our common stock by any such institutional investor.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after May 23, 2014, are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership prior to this offering is based on 18,873,198 shares of our common stock outstanding as of May 23, 2014. The percentage of beneficial ownership following this offering includes 4,000,000 shares of common stock being offered for sale by us in this offering.

The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o Revance Therapeutics, Inc., 7555 Gateway Blvd., Newark, CA 94560.

Name of Beneficial Owner	Beneficial Ownership Prior to the Offering		Beneficial Ownership After the Offering(14)
	Number of Shares Beneficially Owned	Percentage of Class	Number of Shares Beneficially Owned	Percentage of Class
Named Executive Officers and Directors:
L. Daniel Browne(1)	331,458	1.7%	331,458	1.4%
Lauren P. Silvernail(2)	47,914	*	47,914	*
Jacob Waugh, M.D.(3)	142,468	*	142,468	*
Curtis Ruegg, Ph.D.(4)	55,584	*	55,584	*
Robert Byrnes(5)	24,150	*	24,150	*
Ronald W. Eastman(6)	4,134,962	21.9%	4,134,962	18.1%
Phyllis Gardner, M.D.(7)	462,418	2.4%	462,418	2.0%
James Glasheen, Ph.D.(8)	726,014	3.8%	726,014	3.2%
Mark A. Prygocki (9)	—	—	—	—
Angus C. Russell (10)	—	—	—	—
Jonathan Tunnicliffe(11)	3,096,650	16.4%	3,096,650	13.5%
Ronald Wooten(11)	3,096,650	16.4%	3,096,650	13.5%
Directors and officers as a group (total of 12 persons)(12)	9,021,618	47.0%	9,021,618	38.9%
Greater than 5% Stockholders:
Entities affiliated with Essex VIII(6)	4,134,962	21.9%	4,134,962	18.1%
Entities affiliated with NovaQuest(11)	3,096,650	16.4%	3,096,650	13.5%
Visium Balanced Master Fund, Ltd.(13)	1,083,606	5.7%	1,083,606	4.7%

*	Represents beneficial ownership of less than 1% of the outstanding common stock

(1)	Consists of 70,626 shares of common stock, 164,423 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014, 96,000 shares of unvested restricted stock, and 409 shares of common stock held by the Dan and Brenda Browne Living Trust. Mr. Browne is a Trustee of the Dan and Brenda Browne Living Trust.

(2)	Consists of 33,914 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014 and 14,000 shares of unvested restricted stock.

(3)	Consists of 53,333 shares of common stock, 64,135 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014, and 25,000 shares of unvested restricted stock.

(4)	Consists of 3,606 shares of common stock, 41,478 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014, and 10,500 shares of unvested restricted stock.

(5)	Consists of 24,150 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014.

(6)	Consists of 3,747,332 shares of common stock held by Essex Woodlands Health Ventures Fund VIII, L.P. (“Essex Fund VIII”); 270,172 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-A, L.P. (“Essex Fund VIII-A”) and 117,458 shares of common stock held by Essex Woodlands Health Ventures Fund VIII-B, L.P. (“Essex Fund VIII-B”). Essex Woodlands Health Ventures VIII, LLC, the general partner of Essex Fund VIII, Essex Fund VIII-A and Essex Fund VIII-B, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Essex Fund VIII, Essex Fund VIII-A and Essex Fund VIII-B. Ron Eastman, one of our directors, is a managing member of Essex Woodlands Health Ventures VIII, LLC and may be deemed to have shared voting power and shared power to dispose of the shares held by Essex Fund VIII, Essex Fund VIII-A and Essex Fund VIII-B. The address for Essex VIII is 335 Bryant Street, Palo Alto, California 94301.

(7)	Consists of 5,333 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014 and 457,085 shares of common stock held by Essex Woodlands Health Ventures Fund V, L.P. (“Essex Fund V”). Essex Woodlands Health Ventures V, LLC, the general partner of Essex Fund V, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by Essex Fund V. Phyllis Gardner, one of our directors, is a partner at Essex Woodlands Health Ventures V, LLC and may be deemed to have shared voting power and shared power to dispose of the shares held by Essex Fund V.

(8)	Consists of 16,852 shares of common stock held by Technology Partners Affiliates VII, L.P. (“TPA”) and 709,162 shares of common stock held by Technology Partners Fund VII, L.P. (“TPF”). TP Management VII, LLC, the general partner of TPA and TPF, may be deemed to have sole power to vote and sole power to dispose of shares directly owned by TPA and TPF. James Glasheen, one of our directors, is a managing member of TP Management VII, LLC and may be deemed to have shared voting power and shared power to dispose of the shares held by TPA and TPF. The address for TPA and TPF is 550 University Avenue, Palo Alto, California 94301.

(9)	Mr. Prygocki became a member of our Board in May 2014 and was not the beneficial owner of any shares of common stock as of May 23, 2014.

(10)	Mr. Russell became our Chairman of the Board in March 2014 and was not the beneficial owner of any shares of common stock as of May 23, 2014.

(11)	Consists of 3,096,650 shares of common stock held by NovaQuest Pharma Opportunities Fund III, L.P. (“NovaQuest”). NQ HCIF General Partner, L.P., as the general partner of NovaQuest (the “NovaQuest GP”), has the power to vote and dispose of shares directly owned by NovaQuest, and NQ HCIF GP Ltd., as the general partner of the NovaQuest GP (the “NovaQuest GP Ltd.”), has the power to direct the NovaQuest GP as to such voting and disposition. Decisions with respect to the voting and disposition of the shares held by NovaQuest are made by an investment committee of the NovaQuest GP Ltd., on which Jonathan Tunnicliffe and Ronald Wooten, two of our directors, each serve. Ronald Wooten also serves on the board of directors of the NovaQuest GP Ltd. Pursuant to these positions, Jonathan Tunnicliffe and Ronald Wooten may be deemed to have shared voting power and shared power to dispose of the shares held by NovaQuest. The NovaQuest GP, the NovaQuest GP Ltd., the investment committee, Mr. Tunnicliffe and Mr. Wooten each disclaims beneficial ownership of the shares held by NovaQuest except to the extent of his or its pecuniary interest therein. The address for each of the foregoing persons and entities is 4208 Six Forks Road, Suite 920, Raleigh, North Carolina 27609.

(12)	Includes shares beneficially owned by all current executive officers and directors of the company. Consists of 8,542,685 shares of common stock, 333,433 shares of common stock underlying options that are vested and exercisable within 60 days of May 23, 2014, and 145,500 shares of unvested restricted stock.

(13)	The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting persons on February 24, 2014, reporting beneficial ownership as of February 14, 2014. According to the Schedule 13G, the reporting persons beneficially own a total of 1,083,606 shares of common stock held by Visium Balanced Master Fund, Ltd. (“VBMF”). Visium Asset Management, LP (“VAM”) is the investment manager to its pooled investment funds. JG Asset, LLC (“JC Asset”) is the General Partner to VAM and Mr. Jacob Gottlieb is the Managing Member of JG Asset. The Schedule 13G filed by the reporting persons provides information only as of February 14, 2014, and, consequently, the beneficial ownership of the above-mentioned reporting persons may have changed between February 14, 2014 and May 23, 2014.

(14)	Assumes no exercise of underwriters’ option to purchase additional shares.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws and by the applicable provisions of Delaware law.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 95,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

As of March 31, 2014, there were 18,653,301 shares of common stock outstanding, options for 1,243,750 shares of common stock outstanding, and warrants for the purchase of an aggregate of 173,975 shares of common stock outstanding.

On May 19, 2014, we issued 162,000 shares of restricted common stock and granted options to purchase an aggregate of 479,300 shares of our common stock pursuant to equity awards made under our 2014 Equity Incentive Plan.

Common Stock

Voting Rights.    Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 5,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action. No shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

Options

As of March 31, 2014, options to purchase an aggregate of 1,243,750 shares of common stock were outstanding, 981,467 additional shares of common stock were available for future grant under our 2014 Equity Incentive Plan, and 200,000 shares of our common stock are also reserved for issuance under our 2014 Employee Stock Purchase Plan.

Warrants

As of March 31, 2014, warrants to purchase an aggregate of 173,975 shares of our common stock at a weighted-average exercise price of $18.71 per share, with expiration dates ranging from December 20, 2018 to September 20, 2021 were outstanding. These warrants have a net exercise provision and contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of certain stock dividends, stock splits, recapitalizations, reclassifications, consolidations and other fundamental transactions.

Stockholder Registration Rights

Certain holders of shares of our common stock are entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. The holders of these registrable securities possess registration rights pursuant to the terms of the Amended and Restated Investor’s Rights Agreement, or IRA, and are described in additional detail below. We entered into the IRA in connection with the issuance of our Series E convertible preferred stock in March 2013, and further amended the IRA on October 8, 2013 and February 5, 2014.

The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to trade these shares without restriction under the Securities Act when the applicable registration statement becomes or is declared effective. We will pay the registration expenses, other than underwriting discounts, selling commissions and stock transfer taxes, of the shares registered pursuant to the demand, piggyback and Form S-3 registration rights described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include for marketing reasons. The demand, piggyback and Form S-3 registration rights described below will expire three years after the effective date of the registration statement, of which this prospectus forms a part, or, with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three month period.

Demand Registration Rights.    As of May 23, 2014, the holders of approximately 10,068,447 shares of our common stock are entitled to certain demand registration rights. Under our IRA, at any time after the earlier of (i) 180 days after the effective date of our initial public offering, or February 5, 2014, or (ii) March 29, 2016, and upon the written request of the holders of at least 25% of our registrable securities (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000) then outstanding that we file a registration statement under the Securities Act, we are obligated to use our reasonable best efforts to register the sale of all registrable securities that the holders may request in writing to be registered. We are required to effect no more than two registration statements (other than on Form S-3 or any equivalent successor form) that are declared or ordered effective. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us. Additionally, subject to certain conditions, we will not be required to effect a demand registration during the period beginning with the date of filing of, and 180 days following the effectiveness of, a registration statement relating to a public offering.

Piggyback Registration Rights.    As of May 23, 2014, the holders of approximately 9,914,538 shares of our common stock and 153,909 shares of our common stock issuable upon the exercise of outstanding warrants are entitled to certain piggyback registration rights. If we register any of our securities for public sale, either for our own account or for the account of other security holders, we will also have to register all registrable securities that the holders of such registrable securities request in writing be registered. This piggyback registration right does not apply to a registration relating to any of our stock plans, stock purchase or similar plan, a transaction under Rule 145 of the Securities Act or a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders, but not below 30% of the total number of shares included in the registration statement.

Form S-3 Registration Rights.    As of May 23, 2014, the holders of approximately 9,914,538 shares of our common stock are entitled to certain Form S-3 registration rights. The holders of our registrable securities can also request that we register all or a portion of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and the aggregate price to the public of the shares offered is in excess of $5 million (net underwriting discounts and commissions, if any). We will not be required to effect a registration on Form S-3 if we have effected two such registrations in the twelve-month period preceding the request. We may postpone the filing of a registration statement for up to 90 days once in a twelve-month period if in the good faith judgment of our board of directors such registration would be materially detrimental to us.

Anti-Takeover Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares (i) owned by persons who are directors and also officers and (ii) issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of stock of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, or our restated certificate, provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors are elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors. Our restated certificate and our amended and restated bylaws, or our restated bylaws, also provide that directors may be removed by the stockholders only for cause upon the vote of a majority of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of our board of directors, and vacancies and newly created directorships on our board of directors may, except as otherwise required by law or determined by our board of directors, only be filled by a majority vote of the directors then serving on our board of directors, even though less than a quorum.

Our restated certificate and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders.

Stockholders may not act by written consent without a meeting. Our restated bylaws also provide that only our chairman of our board, chief executive officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and will specify requirements as to the form and content of a stockholder’s notice.

Our restated certificate also provides that our board of directors may issue shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval.

Our restated certificate and restated bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66  2/3% or more of our outstanding common stock, and our board of directors may amend the bylaws by a majority vote.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

Choice of Forum

Our restated certificate provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our restated certificate or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Listing

Our common stock is listed on The NASDAQ Global Market under the trading symbol “RVNC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of shares of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares are currently available for sale due to contractual and legal restrictions on resale. Nonetheless, sales of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital in the future.

Based on the number of shares outstanding as of March 31, 2014, upon the closing of this offering, 22,653,301 shares of common stock will be outstanding, assuming no exercise of outstanding options or warrants and no exercise of the underwriters’ option to purchase additional shares. Of the outstanding shares, all of the shares of common stock sold in this offering (including pursuant to the underwriters’ exercise of their option to purchase additional shares) and in our initial public offering, in each case not subject to any lock-up agreements as described below, will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as that term is defined in Rule 144 under the Securities Act, or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or 701 promulgated under the Securities Act.

Rule 144.    In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the number of shares of our common stock then outstanding, which will equal approximately 226,533 shares immediately after the closing of this offering based on the number of common shares outstanding as of March 31, 2014 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or

•	the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Rule 701.    In general, under Rule 701 of the Securities Act, any of an issuer’s employees, consultants or advisors who purchased shares from the issuer in connection with a qualified compensatory stock plan or other written agreement before the effective date of a registration statement under the Securities Act is eligible to resell those shares in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and a non-affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and without regard to the volume of such sales or the availability of public information about the issuer.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act. In 2014 we filed a registration statement on Form S-1 under the Securities Act to register shares in connection with our initial public offering and a registration statement on Form S-8 under the Securities Act to register all of the shares of our common stock subject to outstanding options and other awards issuable pursuant to our 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, and 2014 Equity Incentive Plan.

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. However, all Rule 701 shares are subject to lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-Up Agreements

In connection with our initial public offering, we, our directors and officers, and substantially all of our stockholders and optionholders as of immediately prior to the initial public offering agreed with the underwriters that through August 4, 2014, we would not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions. Cowen and Company, LLC and Piper Jaffray & Co. may, in their sole discretion, at any time, release all or any portion of the shares from the restrictions in this agreement.

In addition, in connection with this offering, we, all of our directors and executive officers and certain of our stockholders have agreed to abide by the restrictions described above for their shares of common stock for an additional period ending 90 days after the date of this prospectus, other than with respect to 25,000 shares held by one of our executive officers which will be subject to the restrictions described above for an additional period ending 60 days after the date of this prospectus, as described in further detail under the section of this prospectus titled “Underwriting.”

Registration Rights

Upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, the holders of 9,914,538 shares of our common stock and 153,909 shares of our common stock issuable upon the exercise of outstanding warrants, or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

Equity Incentive Plans

We have filed a Form S-8 registration statement under the Securities Act of 1933, as amended, to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. Accordingly, the shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates. For a more complete discussion of our equity compensation plans, see the section titled “Executive Compensation—Employee Benefits Plans” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which section is incorporated by reference in this prospectus.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by Non-U.S. Holders (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances, nor does it address U.S. federal tax consequences other than income and estate taxes. Special rules different from those described below may apply to certain Non-U.S. Holders that are subject to special treatment under the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment or other risk reduction strategy, persons subject to the alternative minimum tax or Medicare contribution tax, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. We have not requested a ruling from the U.S. Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion assumes that the Non-U.S. Holder holds our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment).

Persons considering the purchase of our common stock pursuant to this offering should consult their own tax advisors concerning the U.S. federal income and estate tax consequences of acquiring, owning and disposing of our common stock in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

For the purposes of this discussion, a “Non-U.S. Holder” is, for U.S. federal income tax purposes, a beneficial owner of common stock that is neither a U.S. Holder, a partnership (or other entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation), nor an entity that is treated as a disregarded entity for U.S. federal income tax purposes (regardless of its place of organization or formation). A “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes (a) an individual who is a citizen or resident of the United States, (b) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (d) a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Distributions

Subject to the discussion below, distributions, if any, made on our common stock to a Non-U.S. Holder of our common stock to the extent made out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. In the case of a Non-U.S. Holder that is an entity, Treasury Regulations and the relevant tax treaty provide rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends will be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may be able to obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) if a properly executed IRS Form W-8ECI, stating that the dividends are so connected, is furnished to us (or, if stock is held through a financial institution or other agent, to such agent). In general, such effectively connected dividends will be subject to U.S. federal income tax, on a net income basis at the regular graduated rates. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax,” which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) on the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will first reduce your adjusted basis in our common stock, but not below zero, and then will be treated as gain to the extent of any excess, and taxed in the same manner as gain realized from a sale or other disposition of common stock as described in the next section.

Gain on Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (a) the gain is effectively connected with a trade or business of such holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that such holder maintains in the United States), (b) the Non-U.S. Holder is a nonresident alien individual and is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. In general, we would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of our business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned, directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will, or will continue to, qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (a) above, you will generally be required to pay tax on the net gain derived from the sale at regular graduated U.S. federal income tax rates, and corporate Non-U.S. Holders described in (a) above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (b) above, you will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by U.S. source capital losses (even though you are not considered a resident of the United States).

Information Reporting Requirements and Backup Withholding

Generally, we must report information to the IRS with respect to any dividends we pay on our common stock including the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Dividends paid by us (or our paying agents) to a Non-U.S. Holder may also be subject to U.S. backup withholding. U.S. backup withholding generally will not apply to a Non-U.S. Holder who provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under current U.S. federal income tax law, U.S. information reporting and backup withholding requirements generally will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of any broker, U.S. or foreign, except that information reporting and such requirements may be avoided if the holder provides a properly executed IRS Form W-8BEN or otherwise meets documentary evidence requirements for establishing Non-U.S. Holder status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding requirements will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Information reporting and backup withholding requirements may, however, apply to a payment of disposition proceeds if the broker has actual knowledge, or reason to know, that the holder is, in fact, a U.S. person. For information reporting purposes, certain brokers with substantial U.S. ownership or operations will generally be treated in a manner similar to U.S. brokers.

Any amounts of tax withheld under the backup withholding rules may be credits against the tax liability of persons subject to backup withholding, provided that the required information is timely furnished to the IRS.

Foreign Accounts

A U.S. federal withholding tax of 30% may apply on dividends and the gross proceeds of a disposition of our common stock paid to a foreign financial institution (as specifically defined by applicable rules ) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). This U.S. federal withholding tax of 30% will also apply on dividends and the gross proceeds of a disposition of our common stock to a non-financial foreign entity unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules. An intergovernment agreement between the United States and applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Holders are encouraged to consult with their own tax advisors regarding the possible implications of these rules for their investment in our common stock.

The IRS has issued guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of common stock on or after January 1, 2017.

Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise, even though such individual was not a citizen or resident of the United States at the time of his or her death.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated        , 2014, we have agreed to sell to the underwriters named below, for whom Cowen and Company, LLC and Piper Jaffray & Co. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Cowen and Company, LLC
Piper Jaffray & Co.
BMO Capital Markets Corp.
William Blair & Company, L.L.C.

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the underwriters’ option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 600,000 additional shares at the public offering price less the underwriting discounts and commissions.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel including the validity of the shares, and subject to other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares by the underwriters is also subject to the underwriters’ right to reject any order in whole or in part.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of up to $         per share. After the offering the representatives may change the public offering price and selling concession.

The following table summarizes the compensation we will pay, both with and without the underwriters’ option to purchase additional shares:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting discounts and commissions paid by us	$	$	$	$

We estimate that our out of pocket expenses for this offering (not including any underwriting discounts and commissions) will be approximately $587,000. We have agreed to reimburse the underwriters for expenses of approximately $20,000 related to the clearance of this offering with the Financial Industry Regulatory Authority, or FINRA.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Cowen and Company, LLC and Piper Jaffray & Co. for a period of 90 days after the date of this prospectus, except (a) issuances pursuant to the conversion or exchange of convertible or exchangeable securities outstanding on the date hereof or the exercise of warrants or options outstanding on the date hereof, (b) grants of employee stock options pursuant to our existing plans or issuances pursuant to the exercise of such employee stock options and (c) issuances of securities in an aggregate amount not to exceed 5% of our outstanding capital stock immediately following the closing of this offering in connection with acquisitions of business, assets or technologies or in connection with strategic partnerships, license arrangements or collaborations, provided that recipients of these securities shall execute a lock-up agreement.

Our officers, directors and certain of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Cowen and Company, LLC and Piper Jaffray & Co. for a period of 90 days after the date of this prospectus, other than with respect to 25,000 shares held by one of our executive officers which will be subject to the restrictions described above for a period ending 60 days after the date of this prospectus. The restrictions described in this paragraph do not apply to transfers of securities (a) to a family member or trust for the direct or indirect benefit of a family member, (b) as a bona fide gift or gifts (c) by will or under the laws of descent, (d) to affiliates, limited partners, general partners, limited liability company members or stockholders of a security holder if such security holder is a partnership, limited liability company or corporation and (e) in connection with sales of securities acquired in open market transactions after the date of this prospectus, provided that, in the case of (a), (b), (c) and (d), the transferee agrees to be bound by the terms of the lock-up agreement and such transfer does not involve a disposition for value and, provided further that, in the case of (a), (b), (c), (d) and (e), no filing by any party under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is required or voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the 90-day lock-up period). In addition, the restrictions described in this paragraph do not apply to (i) the sale of securities to the underwriters pursuant to the underwriting agreement and (ii) the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act, provided that no public announcement or filing under the Exchange Act regarding the establishment of such plan is required or voluntarily made during the 90-day lock-up period and no sales are made during the 90-day lock-up period.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on The NASDAQ Global Market under the symbol “RVNC.”

In connection with the offering the underwriters may engage in stabilizing transactions, transactions in connection with their option to purchase additional shares, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

The underwriters’ option allows for sales of shares in excess of the number of shares the underwriters are obligated to purchase, creating a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase pursuant to their option. In a naked short position, the number of shares involved is greater than the number of shares in their option. The underwriters may close out any covered short position by either exercising their option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option. If the underwriters sell more shares than could be covered by their option, or a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, transactions in connection with the underwriters’ option to purchase additional shares, syndicate covering transactions, penalty bids and passive market making may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

SELLING RESTRICTIONS

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21 of the FSMA does not apply to us; and

(b)	it has complied with, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

(a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

(b)	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

(a)	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold, directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(b)	where no consideration is or will be given for the transfer; or

(c)	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, Palo Alto, California. As of the date of this prospectus, Cooley LLP beneficially owns 1,666 shares of our common stock. Davis Polk & Wardwell LLP, Menlo Park, California is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock being offered by this prospectus.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Any person to whom this prospectus is delivered may request copies of this prospectus and any related amendments or supplements, without charge, by written or telephonic request directed to Lauren P. Silvernail, Chief Financial Officer, Revance Therapeutics, Inc., 7555 Gateway Boulevard, Newark, CA 94560; telephone: (510) 742-3400.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth, or incorporated by reference, in the registration statement and the exhibits. Some items included in the registration statement are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained or incorporated by reference in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. You may read and copy this information at the SEC at its public reference facilities located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains periodic reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We maintain a website at http://www.revance.com. Our website, and the information contained on the website, is not incorporated into and are not part of this prospectus. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36297):

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 14, 2014;

•	our Current Reports on Form 8-K filed with the SEC on February 11, 2014, February 24, 2014, March 4, 2014, March 5, 2014, and March 21, 2014; and

•	the description of our common stock contained on Form 8-A filed with the SEC on February 4, 2014, including any amendments or reports filed for the purpose of updating the description.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act will update, supplement and supersede the information in this prospectus. We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Lauren P. Silvernail, Chief Financial Officer, Revance Therapeutics, Inc., 7555 Gateway Boulevard, Newark, CA 94560; telephone: (510) 742-3400.

You also may access these filings on our website at www.revance.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

4,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS

                , 2014

Cowen and Company

Piper Jaffray

BMO Capital Markets

William Blair

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount Paid or to be Paid
SEC registration fee	$17,214
FINRA filing fee	21,200
Printing and engraving expenses	95,000
Legal fees and expenses	300,000
Accounting fees and expenses	82,500
Transfer agent and registrar fees	5,000
Blue sky fees and expenses	20,000
Miscellaneous fees and expenses	46,086

Total	$587,000

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

We have entered into indemnification agreements with our directors and officers whereby we have agreed to indemnify our directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was our director, officer, employee or agent, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, our best interests. At present, there is no pending litigation or proceeding involving our director or officer in connection with which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The underwriters will be obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and directors against liabilities under the Securities Act.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since May 1, 2011, we have made sales of unregistered securities as described below. Share amounts have been retroactively adjusted to give effect to a reverse stock split of 1-for-15 of our common stock and preferred stock effected on February 3, 2014.

(1) Between May 1, 2011 and May 23, 2014, we granted stock options under our 2002 Equity Incentive Plan, 2012 Equity Incentive Plan and 2014 Equity Incentive Plan to purchase an aggregate of 1,696,572 shares of our common stock at exercise prices ranging between $0.45 and $34.27 per share to a total of 75 employees, directors and consultants. Of these, stock options to purchase an aggregate of 53,976 shares have been cancelled without being exercised, 6,754 shares have been exercised for aggregate proceeds of approximately $17,000 and 1,635,842 shares remain outstanding. In addition, we issued an aggregate of 205,050 shares of common stock pursuant to restricted stock bonus awards under the 2014 Equity Incentive Plan to 58 employees, including 6 executive employees, in consideration of services rendered.

(2) Between May 1, 2011 and May 23, 2014, we issued and sold an aggregate of 16,157 shares of our common stock to employees, directors and consultants at exercise prices ranging between $0.45 and $6.60 per share upon the exercise of stock options granted under our 2002 Equity Incentive Plan.

(3) Between May 1, 2011 and June 14, 2011, we issued convertible promissory notes to 23 accredited investors for an aggregate principal amount of $30.0 million. In addition, between September 2012 and December 2012, we issued convertible promissory notes to 28 accredited investors for an aggregate principal amount of $18.2 million. On March 29, 2013, all outstanding convertible promissory notes were exchanged for 4,748,468 shares of our Series E-4 convertible preferred stock. Between October 2013 and January 2014, in connection with a convertible note financing, we issued convertible promissory notes to 27 accredited investors for an aggregate principal amount of $23.7 million. Immediately prior to the effectiveness of our IPO, these convertible promissory notes were converted into 1,637,846 shares of our common stock.

(4) Since May 1, 2011, in connection with bridge loan financings, we issued and sold common stock warrants exercisable for an aggregate of 750,965 shares of our common stock and preferred stock warrants exercisable for 17,977 shares of our Series D preferred stock, at exercise prices ranging from $0.15 to $66.75 per share. Common stock warrants exercisable for 1,928 shares, 1,067 shares, 222 shares, 6,246 shares, 5,219 shares, 3,344 shares, 6,688 shares and 30,769 shares were exercised on September 14, 2012, December 23, 2012, March 7, 2013, May 1, 2013, May 30, 2013, June 3, 2013, June 7, 2013 and December 16, 2013, respectively. Preferred stock warrants exercisable for 600 shares of our Series B-1 convertible preferred stock were net exercised for 150 shares of our Series B-1 convertible preferred stock on November 11, 2011. All shares of our Series B-1 preferred stock subsequently converted into shares of our Series E-1 convertible preferred stock on a 1 to 1 basis in connection with the closing of our Series E preferred stock financing on March 29, 2013. The warrant to purchase 17,977 shares of our Series D convertible preferred stock issued since May 1, 2011 became exercisable for 53,511 shares of our Series E-5 convertible preferred stock, pursuant to the terms of such warrant in connection with the closing of our Series E preferred stock financing on March 29, 2013. Between October 2013 and January 2014, in connection with a convertible note financing, we issued and sold warrants to purchase an aggregate of $6.6 million of our common stock to 27 accredited investors at an exercise price of $0.15 per share. Upon our IPO, all common stock warrants were automatically net exercised into 1,158,443 shares of our common stock. On May 20, 2014, a common stock warrant for 20,066 shares was net exercised into 10,613 shares of common stock. As of May 23, 2014, warrants exercisable for an aggregate of 153,909 shares of our common stock remain outstanding.

(5) Since February 5, 2013, we issued an aggregate of 1,818,390 shares of our Series E-5 convertible preferred stock to 38 accredited investors at a per share price of $22.425, for aggregate consideration of $40.8 million. Upon our IPO, all shares of our Series E-5 convertible preferred stock were automatically converted into 1,818,390 shares of our common stock.

(6) In January 2014, we issued 1,111 shares of our common stock to one consultant for aggregate consideration of approximately $17,200 as payment for past services.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS

(a)	Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

1.1	Form of Underwriting Agreement	S-1/A	333-196582	1.1	June 16, 2014

3.1	Amended and Restated Certificate of Incorporation	8-K	001-36297	3.1	February 11, 2014

3.2	Amended and Restated Bylaws	S-1	333-193154	3.4	December 31, 2013

4.1	Amended and Restated Investor Rights Agreement, effective as of February 5, 2014, among Revance Therapeutics, Inc. and certain of its stockholders	S-1/A	333-193154	4.3	January 27, 2014

4.2	Form of Common Stock Certificate	S-1/A	333-193154	4.4	February 3, 2014

5.1	Opinion of Cooley LLP					X

10.1*	Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.1	December 31, 2013

10.2*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.2	December 31, 2013

10.3*	Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.3	December 31, 2013

10.4*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.4	December 31, 2013

10.5*	Revance Therapeutics, Inc. 2014 Equity Incentive Plan	S-1/A	333-193154	10.5	January 27, 2014

10.6*	Form of Restricted Stock Unit Award Agreement and Grant Notice, Stock Option Agreement and Grant Notice, and Restricted Stock Bonus Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-Q	001-36297	10.6	May 14, 2014

10.7*	Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan	S-1/A	333-193154	10.7	January 27, 2014

10.8*	Form of Indemnity Agreement by and between Revance Therapeutics, Inc. and each of its officers and directors	S-1/A	333-193154	10.8	January 27, 2014

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On
10. 9	Lease Agreement dated March 31, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.9	December 31, 2013

10.10	First Amendment to Office Lease dated April 7, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.10	December 31, 2013

10.11	Second Amendment to Office Lease and Lease dated May 17, 2010 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.11	December 31, 2013

10.12	Third Amendment to Lease, dated February 26, 2014 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	8-K	001-36297	10.35	March 4, 2014

10.13	Loan and Security Agreement dated September 20, 2011 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1	333-193154	10.12	December 31, 2013

10.14	Amendment No. 1 to Loan and Security Agreement dated October 8, 2012 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1	333-193154	10.13	December 31, 2013

10.15	Amendment No. 2 to Loan and Security Agreement dated December 17, 2013 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1/A	333-193154	10.14	January 27, 2014

10.16	Settlement and Termination Agreement dated October 8, 2012 between Revance Therapeutics, Inc. and Medicis Pharmaceutical Corporation	S-1	333-193154	10.14	December 31, 2013

10.17+	License and Service Agreement dated February 8, 2007 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.15	December 31, 2013

10.18+	First Addendum to the License and Service Agreement dated April 21, 2009 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.16	December 31, 2013

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

10.19+	Development, Manufacturing and Supply Agreement dated April 30, 2010 between Revance Therapeutics, Inc. and Duoject Medical Systems Inc.	S-1	333-193154	10.17	December 31, 2013

10.20+	Development and Supply Agreement dated December 11, 2009 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc.	S-1	333-193154	10.18	December 31, 2013

10.21+	First Amendment to Development and Supply Agreement dated May 29, 2013 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc	S-1	333-193154	10.20	December 31, 2013

10.22+	Manufacture and Development Agreement dated May 20, 2013 between Revance Therapeutics, Inc. and American Peptide Company, Inc.	S-1	333-193154	10.19	December 31, 2013

10.23	Loan and Lease Agreement dated as of December 20, 2013 by and between Revance Therapeutics, Inc. and Essex Capital Corporation	S-1	333-193154	10.21	December 31, 2013

10.24*	Revance Therapeutics, Inc. Executive Severance Benefit Plan	S-1	333-193154	10.22	December 31, 2013

10.25*	Revance Therapeutics, Inc. Non-Employee Director Compensation Policy	S-1/A	333-193154	10.24	January 27, 2014

10.26*	Revance Therapeutics, Inc. 2014 Management Bonus Plan	10-K	001-36297	10.26	March 28, 2014

10.27*	Executive Employment Agreement dated December 30, 2013 by and between Revance Therapeutics, Inc. and L. Daniel Browne	S-1/A	333-193154	10.25	January 27, 2014

10.28*	Executive Employment Agreement dated January 13, 2014 by and between Revance Therapeutics, Inc. and Jacob Waugh	S-1/A	333-193154	10.26	January 27, 2014

10.29*	Executive Employment Agreement dated December 31, 2013 by and between Revance Therapeutics, Inc. and Lauren Silvernail	S-1/A	333-193154	10.27	January 27, 2014

10.30*	Executive Employment Agreement dated December 20, 2013 by and between Revance Therapeutics, Inc. and Curtis Ruegg, Ph. D.	S-1/A	333-193154	10.28	January 27, 2014

10.31*	Offer Letter dated March 3, 2014 by and between Revance Therapeutics, Inc. and Angus C. Russell	10-K	001-36297	10.31	March 28, 2014

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

10.32*	Offer Letter dated May 8, 2014 by and between Revance Therapeutics, Inc. and Mark A. Prygocki	S-1/A	333-196582	10.32	June 16, 2014

10.33	Form of Warrant to Purchase Shares of Stock with Essex Capital Corporation	S-1/A	333-193154	10.31	January 27, 2014

10.34	Form of Warrant to Purchase Shares of Stock with Essex Capital Corporation	S-1/A	333-193154	10.32	January 27, 2014

10.35	Form of Warrant to Purchase Shares of Stock with SVB Financial Group, Leader Equity, LLC, and Compass Horizon Funding Company LLC	S-1/A	333-193154	10.33	January 27, 2014

10.36	Form of Warrant to Purchase Shares of Stock with Hercules Technology Growth Capital, Inc.	S-1/A	333-193154	10.34	January 27, 2014

21.1	List of Subsidiaries of Revance Therapeutics, Inc.	10-K	001-36297	21.1	March 28, 2014

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature page to the original filing of this registration statement)

*	Indicates a management contract or compensatory plan.

+	Confidential treatment has been granted for portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17.	UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of California on the 18th day of June, 2014.

REVANCE THERAPEUTICS, INC.

By:	/s/ L. Daniel Browne
L. Daniel Browne
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ L. Daniel Browne L. Daniel Browne	President, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2014

/s/ Lauren P. Silvernail Lauren P. Silvernail	Executive Vice President, Corporate Development and Chief Financial Officer (Principal Financial and Accounting Officer)	June 18, 2014

* Angus C. Russell	Director (Chairman)	June 18, 2014

* Robert Byrnes	Director	June 18, 2014

* Ronald W. Eastman	Director	June 18, 2014

* Phyllis Gardner, M.D.	Director	June 18, 2014

* James Glasheen, Ph.D.	Director	June 18, 2014

* Mark A. Prygocki	Director	June 18, 2014

* Jonathan Tunnicliffe	Director	June 18, 2014

* Ronald Wooten	Director	June 18, 2014

*By:	/s/ L. Daniel Browne
L. Daniel Browne
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On
1.1	Form of Underwriting Agreement	S-1/A	333-196582	1.1	June 16, 2014

3.1	Amended and Restated Certificate of Incorporation	8-K	001-36297	3.1	February 11, 2014

3.2	Amended and Restated Bylaws	S-1	333-193154	3.4	December 31, 2013

4.1	Amended and Restated Investor Rights Agreement, effective as of February 5, 2014, among Revance Therapeutics, Inc. and certain of its stockholders	S-1/A	333-193154	4.3	January 27, 2014

4.2	Form of Common Stock Certificate	S-1/A	333-193154	4.4	February 3, 2014

5.1	Opinion of Cooley LLP					X

10.1*	Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.1	December 31, 2013

10.2*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. 2002 Equity Incentive Plan	S-1	333-193154	10.2	December 31, 2013

10.3*	Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.3	December 31, 2013

10.4*	Form of Stock Option Agreement and Option Grant Notice for Revance Therapeutics, Inc. Amended and Restated 2012 Equity Incentive Plan	S-1	333-193154	10.4	December 31, 2013

10.5*	Revance Therapeutics, Inc. 2014 Equity Incentive Plan	S-1/A	333-193154	10.5	January 27, 2014

10.6*	Form of Restricted Stock Unit Award Agreement and Grant Notice, Stock Option Agreement and Grant Notice, and Restricted Stock Bonus Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-Q	001-36297	10.6	May 14, 2014

10.7*	Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan	S-1/A	333-193154	10.7	January 27, 2014

10.8*	Form of Indemnity Agreement by and between Revance Therapeutics, Inc. and each of its officers and directors	S-1/A	333-193154	10.8	January 27, 2014

10.9	Lease Agreement dated March 31, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.9	December 31, 2013

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

10.10	First Amendment to Office Lease dated April 7, 2008 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.10	December 31, 2013

10.11	Second Amendment to Office Lease and Lease dated May 17, 2010 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	S-1	333-193154	10.11	December 31, 2013

10.12	Third Amendment to Lease, dated February 26, 2014 by and between Revance Therapeutics, Inc. and BMR-Gateway Boulevard LLC	8-K	001-36297	10.35	March 4, 2014

10.13	Loan and Security Agreement dated September 20, 2011 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1	333-193154	10.12	December 31, 2013

10.14	Amendment No. 1 to Loan and Security Agreement dated October 8, 2012 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1	333-193154	10.13	December 31, 2013

10.15	Amendment No. 2 to Loan and Security Agreement dated December 17, 2013 between Revance Therapeutics, Inc. and Hercules Technology Growth Capital, Inc.	S-1/A	333-193154	10.14	January 27, 2014

10.16	Settlement and Termination Agreement dated October 8, 2012 between Revance Therapeutics, Inc. and Medicis Pharmaceutical Corporation	S-1	333-193154	10.14	December 31, 2013

10.17+	License and Service Agreement dated February 8, 2007 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.15	December 31, 2013

10.18+	First Addendum to the License and Service Agreement dated April 21, 2009 between Revance Therapeutics, Inc. and List Biological Laboratories, Inc.	S-1	333-193154	10.16	December 31, 2013

10.19+	Development, Manufacturing and Supply Agreement dated April 30, 2010 between Revance Therapeutics, Inc. and Duoject Medical Systems Inc.	S-1	333-193154	10.17	December 31, 2013

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

10.20+	Development and Supply Agreement dated December 11, 2009 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc.	S-1	333-193154	10.18	December 31, 2013

10.21+	First Amendment to Development and Supply Agreement dated May 29, 2013 between Revance Therapeutics, Inc. and Hospira Worldwide, Inc	S-1	333-193154	10.20	December 31, 2013

10.22+	Manufacture and Development Agreement dated May 20, 2013 between Revance Therapeutics, Inc. and American Peptide Company, Inc.	S-1	333-193154	10.19	December 31, 2013

10.23	Loan and Lease Agreement dated as of December 20, 2013 by and between Revance Therapeutics, Inc. and Essex Capital Corporation	S-1	333-193154	10.21	December 31, 2013

10.24*	Revance Therapeutics, Inc. Executive Severance Benefit Plan	S-1	333-193154	10.22	December 31, 2013

10.25*	Revance Therapeutics, Inc. Non-Employee Director Compensation Policy	S-1/A	333-193154	10.24	January 27, 2014

10.26*	Revance Therapeutics, Inc. 2014 Management Bonus Plan	10-K	001-36297	10.26	March 28, 2014

10.27*	Executive Employment Agreement dated December 30, 2013 by and between Revance Therapeutics, Inc. and L. Daniel Browne	S-1/A	333-193154	10.25	January 27, 2014

10.28*	Executive Employment Agreement dated January 13, 2014 by and between Revance Therapeutics, Inc. and Jacob Waugh	S-1/A	333-193154	10.26	January 27, 2014

10.29*	Executive Employment Agreement dated December 31, 2013 by and between Revance Therapeutics, Inc. and Lauren Silvernail	S-1/A	333-193154	10.27	January 27, 2014

10.30*	Executive Employment Agreement dated December 20, 2013 by and between Revance Therapeutics, Inc. and Curtis Ruegg, Ph. D.	S-1/A	333-193154	10.28	January 27, 2014

10.31*	Offer Letter dated March 3, 2014 by and between Revance Therapeutics, Inc. and Angus C. Russell	10-K	001-36297	10.31	March 28, 2014

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company’s				Filed Herewith
		Form	File No.	Exhibit No.	Filed On

10.32*	Offer Letter dated May 8, 2014 by and between Revance Therapeutics, Inc. and Mark A. Prygocki	S-1/A	333-196582	10.32	June 16, 2014

10.33	Form of Warrant to Purchase Shares of Stock with Essex Capital Corporation	S-1/A	333-193154	10.31	January 27, 2014

10.34	Form of Warrant to Purchase Shares of Stock with Essex Capital Corporation	S-1/A	333-193154	10.32	January 27, 2014

10.35	Form of Warrant to Purchase Shares of Stock with SVB Financial Group, Leader Equity, LLC, and Compass Horizon Funding Company LLC	S-1/A	333-193154	10.33	January 27, 2014

10.36	Form of Warrant to Purchase Shares of Stock with Hercules Technology Growth Capital, Inc.	S-1/A	333-193154	10.34	January 27, 2014

21.1	List of Subsidiaries of Revance Therapeutics, Inc.	10-K	001-36297	21.1	March 28, 2014

23.1	Consent of Independent Registered Public Accounting Firm					X

23.2	Consent of Cooley LLP (included in Exhibit 5.1)

24.1	Power of Attorney (contained in the signature page to the original filing of this registration statement)

*	Indicates a management contract or compensatory plan.

+	Confidential treatment has been granted for portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.